Exhibit 10.1

Execution Version

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT

DATED AS OF
DECEMBER 31, 2013

AMONG

LAREDO PETROLEUM, INC.,
AS BORROWER

THE FINANCIAL INSTITUTIONS LISTED ON SCHEDULE 1 HERETO,
AS BANKS,

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A. AND JPMORGAN CHASE BANK, N.A., AS CO-SYNDICATION AGENTS,

SOCIETE GENERALE, UNION BANK, N.A. AND BMO HARRIS FINANCING, INC., AS CO-DOCUMENTATION AGENTS

AND

WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, AND J.P. MORGAN SECURITIES LLC,

AS JOINT LEAD ARRANGERS

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EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Request for Borrowing
Exhibit C	—	Form of Request for Letter of Credit
Exhibit D	—	Form of Rollover Notice
Exhibit E	—	Form of Certificate of Ownership Interests
Exhibit F	—	Form of Financial Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption Agreement
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Facility Guaranty
Exhibit J	—	Form of Elected Commitment Increase Certificate
Exhibit K	—	Form of Additional Bank Certificate

SCHEDULES

Schedule 1	—	Banks
Schedule 2	—	Litigation
Schedule 3	—	Organizational Information and Structure
Schedule 4	—	Existing Letters of Credit

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is entered into effective as of December 31, 2013, among Laredo Petroleum, Inc., a Delaware corporation and formerly known as Laredo Petroleum Holdings, Inc., Wells Fargo Bank, N.A., a national banking association, as administrative agent, Bank of America, N.A., as Co-Syndication Agent, JPMorgan Chase Bank, N.A., as Co-Syndication Agent, Societe Generale, Union Bank, N.A., and BMO Harris Financing, Inc., as Co-Documentation Agents, and the financial institutions listed on Schedule 1 hereto as Banks.

RECITALS:

WHEREAS, Laredo Petroleum, Inc., a Delaware corporation (“Predecessor Borrower”), Administrative Agent and the financial institutions party thereto as Banks are party to that certain Third Amended and Restated Credit Agreement dated as of July 1, 2011 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”) pursuant to which the banks thereunder provided Predecessor Borrower with a revolving credit facility;

WHEREAS, the full payment and performance of all of Predecessor Borrower’s obligations under the Existing Credit Agreement have been guaranteed by Borrower (as the sole stockholder of Predecessor Borrower) and each of Predecessor Borrower’s wholly-owned subsidiaries, including (i) Laredo Gas Services, LLC, a Delaware limited liability company, (ii) Laredo Petroleum Texas, LLC, a Texas limited liability company (“Laredo Texas”), and (iii) Laredo Petroleum — Dallas, Inc., a Delaware corporation formerly known as Broad Oak Energy, Inc. (“Laredo Dallas”);

WHEREAS, prior to or on the date hereof, and in sequential order, (i) Laredo Gas Services, LLC, a Delaware limited liability company, has changed its name to Laredo Midstream Services, LLC (“Laredo Midstream”), (ii) Laredo Texas and Laredo Dallas have each merged with and into Predecessor Borrower, with Predecessor Borrower surviving such merger (such post-merger entity being the “Post-Merger Predecessor Borrower”), (iii) the Post-Merger Predecessor Borrower has merged with and into Borrower, with Borrower surviving such merger and thereafter changing its name to Laredo Petroleum, Inc., and (iv) as a result of the merger referred to in the foregoing clause (iii), Laredo Midstream has become a wholly-owned subsidiary of Borrower (such transactions referred to in the foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Corporate Reorganization”);

WHEREAS, the parties hereto desire to amend and restate in its entirety the Existing Credit Agreement in the form of this Agreement to (i) renew and rearrange the indebtedness outstanding under the Existing Credit Agreement (but not to repay or pay off any such indebtedness), (ii) reflect and permit the Corporate Reorganization, and (iii) amend certain other terms of the Existing Credit Agreement in certain respects as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, and

Banks hereby agree as follows, amending and restating the Existing Credit Agreement in its entirety:

ARTICLE I
TERMS DEFINED

Section 1.1            Definitions.  The following terms, as used herein, have the following meanings:

“Additional Bank” has the meaning given to such term in Section 2.16(a).

“Additional Bank Certificate” has the meaning given to such term in Section 2.16(b)(vii).

“Adjusted Base Rate” means, on any day, the greatest of (a) the Base Rate in effect on such day, (b) the sum of (i) the Federal Funds Rate in effect on such day, plus (ii) one half of one percent (.5%), (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Eurodollar Business Day, the immediately preceding Eurodollar Business Day) plus 1.0%, or (d) zero percent (0%), provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Eurodollar Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market).  Each change in the Adjusted Base Rate shall become effective automatically and without notice to Borrower or any Bank upon the effective date of each change in the Federal Funds Rate, the Base Rate or the Adjusted LIBOR Rate, as the case may be.

“Adjusted Base Rate Borrowing” means any Borrowing which will constitute an Adjusted Base Rate Tranche.

“Adjusted Base Rate Tranche” means the portion of the principal of any Loan bearing interest with reference to the Adjusted Base Rate.

“Adjusted LIBOR Rate” applicable to any Interest Period, means the greater of (a) a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/16 of 1%) by dividing (i) the applicable LIBOR Rate by (ii) 1.00 minus the Eurodollar Reserve Percentage, and (b) zero percent (0%).

“Administrative Agent” means Wells Fargo Bank, N.A. in its capacity as Administrative Agent for Banks hereunder or any successor thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance

Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Credit Party and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise.

“Agents” means Administrative Agent and any other agent appointed under this Agreement.

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments, as the same may be terminated, reduced or increased from time to time in accordance with the terms hereof. As of the Effective Date, the Aggregate Elected Commitment Amount is $825,000,000.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated from time to time in accordance with the terms hereof.

“Agreement” means this Fourth Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto, and as the same may from time to time be amended, modified, supplemented or restated.

“Applicable Environmental Law” means any Law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority or any board of fire underwriters (or other body exercising similar functions), affecting any real or personal property owned, operated or leased by any Credit Party or any other operation of any Credit Party in any way pertaining to health, safety or the environment, including all applicable zoning ordinances and building codes, flood disaster Laws and health, safety and environmental Laws and regulations, and further including (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein referred to as “CERCLA”), (b) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous

and Solid Waste Amendments of 1984 (as amended from time to time, herein referred to as “RCRA”), (c) the Safe Drinking Water Act, as amended, (d) the Toxic Substances Control Act, as amended, (e) the Clean Air Act, as amended, (f) the Occupational Safety and Health Act of 1970, as amended, (g) the Laws, rules and regulations of any state having jurisdiction over any real or personal property owned, operated or leased by any credit Party or any other operation of any Credit Party which relates to health, safety or the environment, as each may be amended from time to time, and (h) any federal, state or municipal Laws, ordinances or regulations which may now or hereafter require removal of asbestos or other hazardous wastes or impose any liability related to asbestos or other hazardous wastes.  The terms “hazardous substance”, “petroleum”, “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided that, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; provided further that, to the extent the Laws of the state in which any real or personal property owned, operated or leased by any Credit Party is located establish a meaning for “hazardous substance”, “petroleum”, “release”, “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in so far as such broader meaning is applicable to the real or personal property owned, operated or leased by any such Credit Party and located in such state.

“Applicable Margin” means, on any date, with respect to each Eurodollar Tranche or Adjusted Base Rate Tranche, an amount determined by reference to the ratio of Outstanding Revolving Credit to the Total Commitment, on such date, in accordance with the table below:

Pricing Level	Ratio of Outstanding Revolving Credit to Total Commitment	Applicable Margin for Eurodollar Tranches	Applicable Margin for Adjusted Base Rate Tranches
I	>90%	2.50%	1.50%
II	>75% but<90%	2.25%	1.25%
III	>50% but <75%	2.00%	1.00%
IV	>25% but <50%	1.75%	0.75%
V	<25%	1.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that, if at any time Borrower fails to deliver a Reserve Report pursuant to Section 4.1, then the “Applicable Margin” means the rate per annum set forth on the grid when the Ratio of Outstanding Revolving Credit to the Total Commitment is at its highest level.

“Approved Petroleum Engineer” means Ryder Scott Company, L.P. or another reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Required Banks, such approval not to be unreasonably withheld.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and “Arranger” means any of them individually.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Credit Party of all or any portion of its right, title and interest in any Borrowing Base Property or the termination (other than at its scheduled maturity) or monetization by any Credit Party of any Borrowing Base Hedge or the Specified Oil and Gas Hedge Transaction.

“Assignee” has the meaning given such term in Section 14.8(b).

“Assignment and Assumption Agreement” has the meaning given such term in Section 14.8(b).

“Authorized Officer” means, as to any Person, its Chairman, Chief Executive Officer, Chief Financial Officer, Vice-Chairman, President, Executive Vice President(s), Senior Vice President(s) or Vice President duly authorized to act on behalf of such Person.

“Bank” means (a) any financial institution listed on Schedule 1 hereto as having a Commitment and (b) any Person that shall have become a party to this Agreement as an Additional Bank pursuant to Section 2.16, and in each case such Bank’s successors and assigns, and “Banks” shall mean all Banks.

“Base Rate” means the fluctuating rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank, N.A. as its “prime rate.”  The “prime rate” is a rate set by Wells Fargo Bank, N.A. based upon various factors including Wells Fargo Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Benefitting Guarantor” means a Guarantor for which funds or other support are required for such Guarantor to constitute an Eligible Contract Participant.

“Borrower” means, after giving effect to the Corporate Reorganization, Laredo Petroleum, Inc., a Delaware corporation.

“Borrowing” means any disbursement to Borrower under, or to satisfy the obligations of any Credit Party under, any of the Loan Papers.

“Borrowing Base” means, at any time, an amount determined in accordance with Article IV.

“Borrowing Base Hedge” means, at any time, any Oil and Gas Hedge Transaction that has been incorporated into the determination of the Borrowing Base (as determined by Administrative Agent) then in effect.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the Outstanding Revolving Credit on such date, exceeds (b) the Borrowing Base in effect on such date; provided that, for purposes of computing the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent funds have been deposited with Administrative Agent to secure such Letter of Credit Exposure pursuant to Section 2.1(b).

“Borrowing Base Properties” means all Mineral Interests evaluated by Banks for purposes of establishing the Borrowing Base.  The Borrowing Base Properties on the Effective Date constitute all of the Mineral Interests described in the Initial Reserve Report.

“Borrowing Date” means the Eurodollar Business Day or the Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy the obligations of Borrower or any other Credit Party.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks in New York, New York or Dallas, Texas are authorized by Law to close.

“Capital Lease” means, for any Person as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP.

“Certificate of Ownership Interests” means a Certificate of Ownership Interests in the form of Exhibit E attached hereto to be executed and delivered by an Authorized Officer of Borrower pursuant to Section 6.1(a)(vi).

“Change of Control” means the occurrence of any of the following whether voluntary or involuntary, including by operation of law:  (a) any Credit Party other than Borrower shall cease to be a wholly-owned Subsidiary of Borrower, except as a result of a merger or consolidation permitted under Section 9.4, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity of Borrower or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were not (i) on the board of directors on the Effective Date, (ii) nominated by the board of directors of Borrower, or (iii) appointed by directors a majority of whom were on the board of directors on the Effective Date or so nominated.

“Closing Date” means December 31, 2013.

“Closing Transactions” means the transactions to occur on or prior to the Effective Date pursuant to this Agreement and otherwise, including the Corporate Reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Bank, the commitment of such Bank to make Loans and to acquire participations in Letters of Credit hereunder, as such amount may be terminated, reduced or increased from time to time in accordance with the provisions hereof.  The amount representing each Bank’s Commitment shall at any time be the least of (a) such Bank’s Maximum Credit Amount, (b) such Bank’s Commitment Percentage of the then effective Borrowing Base and (c) such Bank’s Elected Commitment.

“Commitment Fee Percentage” means, on any date, the percentage determined pursuant to the table below based on the ratio of the Outstanding Revolving Credit on such date to the Total Commitment on such date:

Pricing Level	Ratio of Outstanding Revolving Credit to Total Commitment	Commitment Fee Percentage
I	>90%	0.500%
II	>75% but <90%	0.500%
III	>50% but <75%	0.500%
IV	>25% but <50%	0.375%
V	<25%	0.375%

“Commitment Percentage” means, with respect to any Bank at any time, the fraction, expressed as a percentage, the numerator of which is such Bank’s Maximum Credit Amount and the denominator of which is the Aggregate Maximum Credit Amount.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Current Assets” means, for any Person at any time, the sum of (a) the current assets of such Person and its Consolidated Subsidiaries at such time, plus (b) in the case of Borrower, the Revolving Availability at such time.  For purposes of this definition, any non-cash assets resulting from the requirements of ASC 815 for any period of determination shall be excluded from the determination of current assets of such Person and its Consolidated Subsidiaries.

“Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries at such time.  For purposes of this definition, any non-cash liabilities resulting from the requirements of ASC 815 for any period of determination shall be excluded from the determination of current liabilities of such Person and its Consolidated Subsidiaries.

“Consolidated EBITDAX” means, for any Person for any period, the Consolidated Net Income of such Person for such period, (a) plus each of the following, to the extent deducted in determining Consolidated Net Income, determined for such Person and its Consolidated Subsidiaries on a consolidated basis for such period:  (i) any provision for (or less any benefit from) income or franchise Taxes; (ii) Consolidated Net Interest Expense; (iii) depreciation, depletion and amortization expense; (iv) exploration expenses; and (v) other non-cash charges to the extent not already included in the foregoing clauses (ii), (iii), or (iv), and (b) minus all non-cash income to the extent included in determining Consolidated Net Income.

“Consolidated Net Income” means, for any Person as of any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP, but excluding:  (a) the income of any other Person (other than its Consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Consolidated Subsidiaries in a cash distribution; (b) any after-tax gains attributable to asset dispositions; (c) to the extent not included in clauses (a) and (b) above, any after-tax (i) extraordinary gains (net of extraordinary losses), or (ii) non-cash nonrecurring gains; and (d) non-cash or nonrecurring charges to the extent not already included in clauses (a), (b), or (c) of this definition.

“Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period:  (a) interest expense, minus (b) interest income.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, at any time, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such time.

“Conversion Date” has the meaning set forth in Section 2.5(c).

“Corporate Reorganization” has the meaning set forth in the Recitals hereto.

“Credit Parties” means, collectively, Borrower and each direct or indirect Subsidiary of Borrower, and “Credit Party” means any one of the foregoing.

“Current Financials” means (a) the most recent annual audited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flow delivered to Banks hereunder, and (b) the most recent quarterly unaudited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flow delivered to Banks hereunder.

“Debt” of any Person means, without duplication:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including obligations under Capital Leases, other than Capital Leases which are usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price for property or services acquired by such Person other than trade payables incurred in the ordinary course of business which are not more than ninety (90) days past the invoice date, (g) all obligations of such Person secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (g) preceding.

“Debt Issuance Date” means any date on which a Credit Party issues Senior Notes.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (a) two percent (2%), plus (b) the Adjusted Base Rate plus the Applicable Margin then in effect for Adjusted Base Rate Borrowings (provided that, if such amount in default is principal of a Borrowing subject to a Eurodollar Tranche and the due date is a day other than the last day of an Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, (i) two percent (2%), plus (ii) the Applicable Margin then in effect for Eurodollar Borrowings, plus (iii) the LIBOR Rate for such Borrowing for such Interest Period as provided in Section 2.5, and thereafter, the rate provided for above in this definition).

“Defaulting Bank” means any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship or bankruptcy; provided that a Bank shall not become a Defaulting Bank solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control (other than through the appointment of a conservator or receiver) over a Bank or Person controlling such Bank by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Determination” means any Periodic Determination or Special Determination (including any Determination pursuant to Section 4.6).

“Determination Date” means (a) each May 1 and November 1, commencing May 1, 2014, and (b) with respect to any Special Determination, the first day of the first month which is not less than 30 days following the date of a request for a Special Determination.  The Effective Date shall also constitute a Determination Date for purposes of this Agreement.

“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other equity ownership interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock, partnership, joint venture, limited liability company, membership or other equity ownership interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other equity ownership interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other equity ownership interest.

“Documentary Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made by Borrower or any guarantor hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Paper.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, as to each Bank, its office identified in such Bank’s Administrative Questionnaire as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” means the date on which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 14.2).

“Elected Commitment” means, as to any Bank, the amount set forth opposite such Bank’s name on Schedule 1 under the caption “Elected Commitment”, as the same may be terminated, reduced or increased from time to time in accordance with the provisions hereof.

“Elected Commitment Increase Certificate” has the meaning given to such term in Section 2.16(b)(vi).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.

“Environmental Liability” means any liability, loss, fine, penalty, charge, Lien, damage, cost, or expense of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Applicable Environmental Law, (b) from the release or threatened release of any Hazardous Substance, (c) from removal, remediation, or other actions in response to the release or threatened release of any Hazardous Substance, (d) from actual or threatened damages to natural resources, (e) from the imposition of injunctive relief or other orders, (f) from personal injury, death, or property damage which occurs as a result of any Credit Party’s use, storage, handling, or the release or threatened release of a Hazardous Substance, or (g) from any environmental investigation performed at, on, or for any real property owned by any Credit Party.

“Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Credit Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Borrower or any Credit Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Eurodollar Borrowing” means any Borrowing which will constitute a Eurodollar Tranche.

“Eurodollar Business Day” means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Eurodollar Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address identified in such Bank’s Administrative Questionnaire as its Eurodollar Lending Office or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York, New York in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Tranches is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).  The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche” means, with respect to any Interest Period, any portion of the principal amount outstanding under the Loans which bears interest at a rate computed by reference to the Adjusted LIBOR Rate for such Interest Period.

“Event of Default” has the meaning set forth in Section 11.1.

“Excluded Swap Obligation” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Obligations or other obligation in respect of any Hedge Transaction if, and solely to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest or other Lien to secure, such Obligations or other obligation in respect of such Hedge Transaction (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or grant of a security interest or other Lien is entered into or otherwise becomes effective with respect to, or any other time such Credit Party is by virtue of such guarantee or grant of security interest or other Lien otherwise deemed to enter into, such Obligations or other obligation in respect of such Hedge Transaction (or guarantee thereof).  If such an obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps the guarantee or grant of security interest or other Lien for which (or for any guarantee of which) so is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank, any Participant, any Assignee or any other recipient of any payment to be made by or on account of any obligation of Borrower or any guarantor hereunder or under any other Loan Papers, (a) taxes imposed on (or measured by) its net income, and franchise taxes (including the Texas Margin Tax) imposed on it (in lieu of net income taxes), in each case by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower or any guarantor is located, (c) in the case of a Bank, Participant or Assignee described in Section 3.4, any withholding tax attributable to such Persons’ failure to comply with its representations, covenants or obligations set forth in Section 3.4, except to the extent that such Bank, Participant or Assignee was entitled, at the time of designation of a new lending office (or Assignment or Participation) to receive additional amounts with respect to such withholding tax pursuant to the second sentence of Section 13.6, and (d) any U.S. federal withholding taxes imposed under FATCA.

“Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Existing Letters of Credit” means the letters of credit listed on Schedule 4.

“Facility Guaranty” means the Fourth Amended and Restated Guaranty substantially in the form of Exhibit I attached hereto to be executed by each existing and future Subsidiary of Borrower in favor of Banks, pursuant to which each such Subsidiary guarantees payment and performance in full of the Obligations, and each joinder or supplement thereto now or hereafter executed.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any regulations thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated as of December 31, 2013 between Borrower and Wells Fargo Bank, N.A.

“First Measurement Period” has the meaning given to such term in Section 9.10.

“Fiscal Quarter” means the three-month periods ending March 31, June 30, September 30 or December 31 of each Fiscal Year.

“Fiscal Year” means a twelve-month period ending December 31.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.2.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means any court or governmental department, commission, board, bureau, agency or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish or municipality, whether now or hereafter constituted or existing (including any central bank or any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Laredo Midstream and each other existing and future Subsidiary of Borrower.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law.

“Hedge Agreement” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction.

“Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks or manages costs related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided, that for purposes of Sections 8.1(c), 8.1(q), and 9.10, “Hedge Transactions” shall refer to the underlying agreement and not include any separate guaranty or separate document granting a security interest or other Lien in respect of the obligations under such underlying agreement).  Hedge Transactions expressly include Oil and Gas Hedge Transactions.

“Hedge Transaction Letters of Credit” means Letters of Credit issued to secure Borrower’s obligations to counterparties under Oil and Gas Hedge Transactions.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulphur, geothermal steam, water, carbon dioxide, helium, and any other minerals, ores, or substances of value, and the products and proceeds therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Borrowing Base” means a Borrowing Base in the amount of $925,000,000, which shall be in effect during the period commencing on the Effective Date and continuing until the first Determination after the Effective Date.

“Initial Reserve Report” means the “Reserve Report” most recently delivered by Predecessor Borrower to the Administrative Agent under and as defined in the Existing Credit Agreement.

“Interest Option” has the meaning given such term in Section 2.5(c).

“Interest Period” means, with respect to each Eurodollar Tranche, the period commencing on the Borrowing Date or Conversion Date applicable to such Tranche and ending one, two, three, six, or, if available to all Banks, twelve months thereafter, as Borrower may elect in the applicable Request for Borrowing; provided that:  (a) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (b) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month; and (c) no Interest Period with respect to any Eurodollar Tranche shall extend past the Termination Date.

“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock securities of, or interests in, any other Person; provided that, “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Laredo Dallas” has the meaning set forth in the Recitals hereto.

“Laredo Midstream” has the meaning set forth in the Recitals hereto.

“Laredo Texas” has the meaning set forth in the Recitals hereto.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

“Lending Office” means, as to any Bank, its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

“Letter of Credit Application” has the meaning given such term in Section 2.1(b).

“Letter of Credit Exposure” of any Bank means, collectively, such Bank’s aggregate participation in (a) the unfunded portion of Letters of Credit outstanding at any time, and (b) the funded but unreimbursed (by Borrower) portion of Letters of Credit outstanding at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of

Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Fee” means, for any date, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to a percentage of the average daily aggregate amount of Letter of Credit Exposure of all Banks during the Fiscal Quarter (or portion thereof) ending on the date such payment is due (calculated on a per annum basis based on such average daily aggregate Letter of Credit Exposure) determined by reference to the ratio of Outstanding Revolving Credit to the Total Commitment on such date, in accordance with the table below:

Pricing Level	Ratio of Outstanding Revolving Credit to Total Commitment	Per Annum Letter of Credit Fee
I	>90%	2.500%
II	>75% but <90%	2.250%
III	>50% but <75%	2.000%
IV	>25% but <50	1.750%
V	<25%	1.500%

Such fee shall be payable in accordance with the terms of Section 2.12.

“Letter of Credit Fronting Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to the greater of (a) $500 or (b) .125% per annum of the average daily amount available to be drawn under such Letter of Credit during the Fiscal Quarter (or portion thereof) ending on the date the payment of such fee is due.

“Letter of Credit Issuer” means Wells Fargo Bank, N.A., Bank of America, N.A., and BOKF, NA dba Bank of Oklahoma, each in its capacity as an issuer of Letters of Credit hereunder and the Existing Letters of Credit, as applicable, and each such Person’s successors in such capacity, and any other Bank designated by Administrative Agent which (without obligation to do so) consents to issue Letters of Credit hereunder.

“Letter of Credit Period” means the period commencing on the Effective Date and ending five (5) Business Days prior to the Termination Date.

“Letters of Credit” means, collectively, standby letters of credit issued for the account of Borrower pursuant to Section 2.1(b) and shall include the Existing Letters of Credit, in each case as extended or otherwise modified by the applicable Letter of Credit Issuer from time to time.

“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For purposes of this Agreement, a Credit Party shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” means a Revolving Loan, and “Loans” means all Revolving Loans.

“Loan Papers” means this Agreement, the Notes, the Facility Guaranty, the Mortgages, the Security Agreement, each other guaranty, security agreement, pledge agreement, or mortgage now or hereafter executed in connection with this Agreement, the Fee Letter, each Letter of Credit now or hereafter executed and/or delivered, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Margin Regulations” mean Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Change” means any circumstance or event that has or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Credit Parties, taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Papers against any Credit Party (to the extent a party thereto), or (d) the validity, perfection or priority of any Lien on a material portion of the assets intended to be created under or pursuant to any Loan Paper to secure the Obligations.

“Material Agreement” means any material written or enforceable oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interest owned by any Credit Party is bound, a net gas imbalance to Borrower or any other Credit Party, individually or taken as a whole in excess of $10,000,000.  Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (a) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (b) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maximum Credit Amount” means, as to any Bank, the amount set forth opposite such Bank’s name on Schedule 1 under the caption “Maximum Credit Amount”, as such amount may be terminated, reduced or increased from time to time in accordance with the provisions hereof.

“Maximum Lawful Rate” means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loans owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Law after taking into account, to the extent required by applicable Law, any and all relevant payments or charges under the Loan Papers.

“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests, and other rights therein, including any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communitization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Law, which now or hereafter include all or any part of the foregoing.

“Mortgages” means all mortgages, amendments to, and amendments and restatements of, mortgages, deeds of trust, security agreements, pledge agreements and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens required by Article V as may have been heretofore or may hereafter be granted or assigned to Administrative Agent to secure payment of the Obligations or any part thereof, all as amended, supplemented, or otherwise modified from time to time.  All Mortgages shall be in form and substance reasonably satisfactory to Administrative Agent.

“Net Cash Proceeds” means the remainder of (a) the gross cash proceeds received by any Credit Party from any Asset Disposition (including any associated Hedge Transaction termination receipts) less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs including associated Hedge Transaction termination payments, in each case only to the extent paid or payable by a Credit Party in cash and related to such Asset Disposition.

“Note” means a promissory note of Borrower, payable to a Bank, in substantially the form of Exhibit A hereto, evidencing the obligation of Borrower to repay to such Bank its Commitment Percentage of the Revolving Loans, together with all modifications, extensions, renewals and rearrangements thereof, and “Notes” means all of the Notes.

“Obligations” means, collectively, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party (a) to any Bank or to any Affiliate of any Bank arising pursuant to the Loan Papers, and all interest accrued thereon and costs, expenses and reasonable attorneys’ fees incurred in the enforcement or collection thereof (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action), and (b) arising under or in connection with any Hedge Transaction (i) existing on the date of this Agreement between a Credit Party and any counterparty that is a Bank or an Affiliate of a Bank on the date of this Agreement or (ii) entered into on or after the date of this Agreement between any Credit Party and any counterparty that is or was, at the time such Hedge Transaction was entered into, a Bank or an Affiliate of a Bank, in the case of this clause (b) regardless of whether such counterparty ceases to be a Bank or an Affiliate of a Bank and excluding any additional transactions or confirmations entered into after such counterparty ceases to be a Bank or an Affiliate of a Bank, or after assignment by such counterparty to another counterparty that is not a Bank or an Affiliate of a Bank, regardless in the case of the foregoing clauses (a) and (b) of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several; provided that solely with respect to any Guarantor that is not an Eligible Contract Participant, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Obligations” owing by such Guarantor.

“Oil and Gas Hedge Transactions” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons; provided, that for the sole purposes of Section 9.10, the term “Oil and Gas Hedge Transactions” shall be deemed to exclude all purchased put options or price floors for Hydrocarbons.

“Operating Lease” means any lease, sublease, license or similar arrangement (other than a Capital Lease and other than leases with a primary term of one year or less or which can be terminated by the lessee upon notice of one year or less without incurring a penalty) pursuant to which a Person leases, subleases or otherwise is granted the right to occupy, take possession of, or use property whether real, personal or mixed; provided that, “Operating Lease” shall not include oil, gas or mineral leases entered into or assigned to any Credit Party in the ordinary course of such Credit Party’s business.

“Outstanding Revolving Credit” means, at any time, the sum of (a) the aggregate Letter of Credit Exposure on such date, including the aggregate Letter of Credit Exposure related to Letters of Credit to be issued on such date, plus (b) the aggregate outstanding principal balance of the Revolving Loans on such date, including the amount of any Borrowing to be made on such date.

“Participant” has the meaning given such term in Section 14.8(b).

“Periodic Determination” means any determination of the Borrowing Base pursuant to Section 4.2.

“Permitted Encumbrances” means with respect to any asset:

(a)                                 Liens securing the Obligations in favor of Banks or their Affiliates under the Loan Papers;

(b)                                 easements, rights-of-way, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of any Credit Party or materially detract from the value or use of the property to which they apply;

(c)                                  inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not delinquent;

(d)                                 mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising by operation of Law or statute in the ordinary course of business which are not delinquent;

(e)                                  Liens arising under production sales contracts, Gas Balancing Agreements and joint operating agreements, in each case that are customary in the oil and gas business, entered into in the ordinary course of business, and taken into account in computing the net revenue interests and working interests of the Credit Parties, to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by such Credit Party or materially impair the value of such property subject thereto;

(f)                                   Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.6 and for which adequate reserves under GAAP are being maintained;

(g)                                  royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production which are granted in the ordinary course of business in the oil and gas industry, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of Borrower or any of its Subsidiaries; and

(h)                                 Liens securing Permitted Purchase Money Debt, provided that (i) such Liens shall not extend to or encumber any asset of any Credit Party other than those whose purchase was financed with such Permitted Purchase Money Debt and (ii) such Liens shall attach to such purchased assets substantially simultaneously with the purchase of such assets;

provided that, Liens described in clauses (b) through (g) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Banks is to be hereby implied or expressed by the permitted existence of such Permitted Encumbrances.

“Permitted Holders” means, collectively, Warburg Pincus & Co., Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X O&G, L.P. and Warburg Pincus X Partners, L.P. and any of the foregoing Persons’ Affiliates and any fund managed or administered by any such Person or any of their Affiliates and members of management of Borrower.

“Permitted Investment” means:

(a)                                 accounts receivable arising in the ordinary course of business;

(b)                                 direct obligations of the United States or any agency thereof, or obligations fully guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(c)                                  commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard and Poor’s Corporation or Moody’s Investors Service;

(d)                                 deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Bank or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, respectively;

(e)                                  deposits in money market funds investing not less than 90% of their assets in Investments described in clauses (b), (c), or (d) above;

(f)                                   Investments made by a Credit Party in or to another Credit Party;

(g)                                  subject to the limits of Section 8.2, Investments (including capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by any Credit Party with others in the ordinary course of business; provided that (i) any such venture is engaged primarily in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, when aggregated with Investments permitted pursuant to this clause (g)(iii) an amount equal to $10,000,000;

(h)                                 subject to the limits of Section 8.2, Investments in direct ownership interests in additional Mineral Interests and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(i)                                     entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons; provided that, none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.1;

(j)                                    loans and advances to directors, officers and employees permitted by applicable Law not to exceed $2,000,000 in the aggregate at any time;

(k)                                 Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this definition, owing to a Credit Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of such Credit Party; provided that such Credit Party shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this clause (k) exceeds $5,000,000; and

(l)                                     other Investments not to exceed $10,000,000 in the aggregate at any time.

“Permitted Purchase Money Debt” means Debt incurred by a Credit Party in the ordinary course of business to finance the purchase of assets, including the interests of a lessor under a Capital Lease, provided that (a) the principal amount of the Debt secured by Liens on the purchased asset shall not exceed 100% of the purchase price of such asset and (b) the aggregate amount of all Debt secured by such Liens shall not exceed $10,000,000.

“Permitted Refinancing Debt” means any Debt of the Borrower, and Debt constituting Guarantees thereof by other Credit Parties, incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, repay, renew, replace (whether or not contemporaneously), defease, discharge, redeem, or refund, outstanding Permitted Senior Debt, in whole or in part from time to time; provided that (i) the principal amount of such Permitted Refinancing Debt (or if such Permitted Refinancing Debt is issued at a discount, the initial issuance price of such Permitted Refinancing Debt) does not exceed the then outstanding principal amount of the Permitted Senior Debt so exchanged for, extended, refinanced, repaid, renewed, replaced, defeased, discharged, redeemed, or refunded (plus the amount of any premiums and accrued interest paid and fees and expenses incurred in connection therewith), (ii) such Permitted Refinancing Debt has a stated maturity no earlier than the first anniversary of the Termination Date, (iii) no scheduled principal payments or mandatory prepayments or redemptions are required under such Permitted Refinancing Debt prior to the stated maturity of such Permitted Refinancing Debt (other than pursuant to customary change of control or asset sale tender offer provisions), (iv)as determined in good faith by senior management of Borrower, such Permitted Refinancing Debt does not contain covenants or events of default that, taken as a whole, are materially more restrictive on the Credit Parties than those in this Agreement, (v) such Permitted Refinancing Debt and any Guarantee in respect thereof is unsecured, and (vi) no later than the date of issuance thereof the Borrower delivers a written notice to the Administrative Agent as to the issuance of such Permitted Refinancing Debt and specifying the Permitted Senior Debt (and principal amount thereof) so exchanged for, extended, refinanced, repaid, renewed, replaced, defeased, discharged, redeemed or refunded.

“Permitted Senior Debt” means any Senior Notes or Permitted Refinancing Debt incurred under and in accordance with Section 9.1(d).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Closing Date, sponsored, maintained or contributed to by Borrower, a Credit Party or an ERISA Affiliate.

“Platform” has the meaning specified in Section 8.1.

“Post-Merger Predecessor Borrower” has the meaning set forth in the Recitals hereto.

“Predecessor Borrower” has the meaning set forth in the Recitals hereto.

“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Non-producing Mineral Interests, and Proved Undeveloped Mineral Interests.

“Proved Non-producing Mineral Interests” means all Mineral Interests which constitute proved developed non-producing reserves.

“Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.

“Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.

“Public Bank” has the meaning specified in Section 8.1.

“Qualified ECP Guarantor” means, with respect to any Benefitting Guarantor, in respect of any Hedge Transaction, each Credit Party that, at the time the guaranty by such Benefitting Guarantor of, or the grant by such Benefitting Guarantor of a security interest or other Lien securing, obligations under such Hedge Transaction is entered into or becomes effective with respect to, or at any other time such Benefitting Guarantor is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Hedge Transaction, constitutes an Eligible Contract Participant and can cause such Benefitting

Guarantor to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recognized Value” means, with respect to Mineral Interests, the value attributed to such Mineral Interests in the most recent Determination of the Borrowing Base pursuant to Article IV (or for purposes of determining the Initial Borrowing Base in the event no such Determination has occurred), based upon the present value discounted at 10% per annum of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Register” has the meaning specified in Section 14.8(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Rentals” means amounts payable by a lessee under an Operating Lease.

“Request for Borrowing” means a request by Borrower for a Borrowing in accordance with Section 2.2.

“Request for Letter of Credit” means a request by Borrower for a Letter of Credit in accordance with Section 2.3.

“Required Banks” means (a) as long as the Commitments are in effect, Banks having an aggregate Commitment Percentage of 66-2/3% or more of the Aggregate Maximum Credit Amount, and (b) following termination or expiration of the Commitments, Banks holding 66-2/3% or more of the Outstanding Revolving Credit.

“Required Reserve Value” means Proved Mineral Interests that have a Recognized Value of not less than 80% of the Recognized Value of all Proved Mineral Interests held by Borrower and its Subsidiaries.

“Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by Borrower and its Subsidiaries in form and substance reasonably acceptable to the Administrative Agent prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69.  Each Reserve Report required to be delivered by March 31 of each year pursuant to Section 4.1 shall be audited or prepared by the Approved Petroleum Engineer.  Each other Reserve Report shall be prepared by Borrower’s in-house staff.  Notwithstanding the foregoing, in connection with any Special Determination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and the Administrative Agent.  For purposes of Section 4.1, and until superseded, the Initial Reserve Report shall be considered a Reserve Report.

“Restricted Payment” means, with respect to any Person:  (a) any Distribution by such Person, (b) the retirement, redemption or prepayment prior to the scheduled maturity by such Person or any of the Affiliates of such Person of any subordinated Debt of such Person, and (c) the redemption of such Person’s stock or Equity (other than, in each case, (i) the Obligations and (ii) any Distribution by a Subsidiary of Borrower to Borrower or any other Subsidiary of Borrower).

“Revolving Availability” means, at any time:  (a) the Total Commitment in effect at such time minus (b) the Outstanding Revolving Credit at such time.

“Revolving Loans” means the revolving loans, in an aggregate amount outstanding at any time not to exceed the amount of the Total Commitment then in effect, to be made by Banks to Borrower pursuant to the Commitments of the Banks.

“Rollover Notice” has the meaning given such term in Section 2.5(c).

“Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Agreement” means an amended and restated security and pledge agreement substantially in the form of Exhibit H hereto to be executed by Borrower and each existing and future Subsidiary of Borrower, together with each other security and pledge agreement or joinder or supplement thereto delivered pursuant to Article V or otherwise, in each case as amended, supplemented, or otherwise modified from time to time.

“Senior Notes” means any unsecured senior Debt securities (whether registered or privately placed) incurred pursuant to a Senior Notes Indenture.

“Senior Notes Indenture” means any indenture among Borrower or Predecessor Borrower, as applicable, as issuer, the subsidiary guarantors party thereto and the trustee named therein, pursuant to which Senior Notes are issued, as the same may be amended or supplemented in accordance with Section 9.13.

“Special Determination” means any determination of the Borrowing Base pursuant to Article IV or Section 8.11 other than a Periodic Determination.

“Specified Oil and Gas Hedge Transaction” means that certain Commodity Swap — Cash Settlement entered into between Predecessor Borrower and JPMorgan Chase Bank, N.A. (as used in this definition, “Counterparty”) on August 15, 2013, effective as of July 1, 2014 with a termination date of June 30, 2018 (the period from and including July 1, 2014 and to and including June 30, 2018 being the “Payment Term” for purposes of this definition), pursuant to which Borrower (as successor by merger to Predecessor Borrower) is obligated to pay Counterparty Price A on a total of 10,000 barrels of oil per day, for each calendar month during the Payment Term and Counterparty is obligated to pay Borrower Price B for a total of 10,000 barrels of oil per day for each calendar month during the Payment Term.   Price A is described

therein as “OIL-LLS-ARGUS”, as further defined therein, minus $4.90 per barrel.  Price B is described as “OIL-BRENT-IPE, as further defined therein, minus $7.75 per barrel.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.  The term “Subsidiary” shall include Subsidiaries of Subsidiaries (and so on).

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any federal, state or local governmental agency.  “Tax” means any one of the foregoing.

“Termination Date” means November 4, 2018, or any earlier date on which the Commitments are terminated in full pursuant to Section 2.9 or Section 11.1.

“Total Commitment” means all of the Banks’ Commitments.

“Tranche” means an Adjusted Base Rate Tranche or a Eurodollar Tranche and “Tranches” means Adjusted Base Rate Tranches or Eurodollar Tranches or any combination thereof.

“Type” means with reference to a Tranche, the characterization of such Tranche as an Adjusted Base Rate Tranche or a Eurodollar Tranche based on the method by which the accrual of interest on such Tranche is calculated.

“Withholding Agent” means any Credit Party or the Administrative Agent.

Section 1.2                                    Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Banks except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Section 8.1(a) and Section 8.1(b); provided that, unless Borrower and Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.3                                    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.4                                    Interpretation.  As used herein, the term “including” in its various forms means including without limitation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Papers), (b) any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Papers), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  No provision of this Agreement or any other Loan Paper shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1                                    Commitments.

(a)                                 Subject to Section 2.1(c) and the other terms and conditions set forth in this Agreement, each Bank severally agrees to lend to Borrower from time to time prior to the Termination Date amounts not to exceed in the aggregate at any one time outstanding, the amount of such Bank’s Commitment less such Bank’s Letter of Credit Exposure, to the extent any such Loan would not cause the Outstanding Revolving Credit to exceed the Total Commitment.  Each Borrowing shall (i) be in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000, and (ii) be made from each Bank ratably in accordance with its respective Commitment Percentage.  Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may borrow under this Section 2.1(a), repay amounts borrowed under this Section 2.1(a) and request new Borrowings under this Section 2.1(a).

(b)                                 The Letter of Credit Issuers will issue Letters of Credit, from time to time during the Letter of Credit Period upon request by Borrower, for the account of Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure of all Banks then existing, and (B) the amount of the requested Letter of Credit, does not exceed $20,000,000, and (ii) Borrower would be entitled to a Borrowing under Section 2.1(c) and Section 6.2 in the amount of the requested Letter of Credit; provided that, the Letter of Credit Issuers shall not be under any obligation to issue any Letter of Credit if a default of any Bank’s obligations to fund under Section 2.1 exists or any Bank is at such time a Defaulting Bank hereunder, unless the Letter of Credit Issuer has entered into arrangements satisfactory to Letter of Credit Issuer with Borrower or such Bank to eliminate the Letter of Credit Issuer’s risk with respect to such Bank.  Not less than three Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Letter of Credit Issuer, Letter of Credit Issuer’s customary letter of credit application (“Letter of Credit Application”).  Each Letter of Credit shall be in form and substance acceptable to Letter of Credit Issuer. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.  No Letter of Credit shall have an expiration date later than the earlier of (1) five Business Days prior to the Termination Date and (2) one year from the date of issuance and no Letter of Credit shall be issued in a currency other than U.S. Dollars.  Upon the date of issuance of a Letter of Credit, Letter of Credit Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Letter of Credit Issuer, a non-recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank’s Commitment Percentage of such Letter of Credit and Letter of Credit Exposure.  Upon request of any Bank, Administrative Agent shall provide notice to each Bank by telephone or facsimile setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the Letter of Credit Issuer, beneficiary and expiration date of each such Letter of Credit, each Bank’s participation percentage of each such Letter of Credit and the actual dollar amount of each Bank’s participation held by Letter of Credit Issuer(s) thereof for such Bank’s account and risk.  In connection with the issuance of Letters of Credit hereunder, Borrower shall pay to Administrative Agent in respect of such Letters of Credit (a) the applicable Letter of Credit Fee in accordance with Section 2.12, (b) the applicable Letter of Credit Fronting Fee in accordance with Section 2.12, and (c) all customary administrative, issuance, amendment, payment, and negotiation charges of the Letter of Credit Issuer; provided that, no such Letter of Credit Fee shall accrue or be deemed to have accrued, or be owing or payable by Borrower to the Administrative Agent or any Letter of Credit Issuer for the account of any Defaulting Bank with respect to its share of such Letter of Credit Fee in the event Borrower has entered into an arrangement with or provided cash collateral to the applicable Letter of Credit Issuer with respect to such Letter of Credit Issuer’s risk with respect to such Bank’s obligation to fund its Commitment Percentage share of the aggregate existing Letter of Credit Exposure with respect to such Letter of Credit. Administrative Agent shall distribute the Letter of Credit Fee to Banks in accordance with their respective Commitment Percentages, and Administrative Agent shall distribute the Letter of Credit Fronting Fee, and the charges described in clause (c) of the immediately preceding sentence, to the Letter of Credit Issuer for its own account.  Any amendment, modification, renewal or extension of any Letter of Credit shall be deemed to be the issuance of a new Letter of Credit for purposes of this Section 2.1(b).

Upon the occurrence of an Event of Default, Borrower shall, on the next succeeding Business Day, deposit with Administrative Agent such funds as Administrative Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks.  Any funds so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the outstanding Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver such security agreements and other security documents in form and substance satisfactory to Administrative Agent which it may, in its discretion, require.  As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such funds to satisfy such drafts or demands.  When all Letters of Credit have expired and the Obligations have been repaid in full (and the Commitments of all Banks have terminated) or such Event of Default has been cured to the satisfaction of Required Banks, Administrative Agent shall release to Borrower any remaining funds deposited under this Section 2.1(b).  Whenever Borrower is required to make deposits under this Section 2.1(b) and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower, any guarantor, or any other Person liable for all or any part of the Obligations.

In the event there exists one or more Defaulting Bank, Borrower shall, on the next succeeding Business Day following request from the Administrative Agent, deposit with Administrative Agent such funds as Administrative Agent may reasonably request, up to a maximum Letter of Credit Exposure attributable to such Defaulting Bank(s) as security for such Defaulting Bank’s Letter of Credit Exposure.  As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such funds to satisfy drafts or demands attributable to such Defaulting Bank(s).  When there are no longer any Defaulting Banks or no longer any Letters of Credit outstanding, the Administrative Agent shall release to Borrower any remaining funds deposited under this paragraph.

Notwithstanding anything to the contrary contained herein, Borrower hereby agrees to reimburse each Letter of Credit Issuer, in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (x) on the same Business Day such Letter of Credit Issuer makes demand for such reimbursement if such demand is made at or prior to 11:00 a.m. (New York, New York time) and (y) on the next Business Day after such demand for reimbursement if such demand is made after 11:00 a.m. (New York, New York time).  Payment shall be made by Borrower with interest on the amount so paid or disbursed by Letter of Credit Issuer from and including the date payment is made under any Letter of Credit to but excluding the date of payment, at the lesser of (i) the Maximum Lawful Rate, or (ii) the Default Rate.  The obligations of Borrower under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrower and until all other Obligations shall have been paid in full.

The reimbursement obligations of Borrower under this Section 2.1(b) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Papers (including any Letter of Credit Application executed pursuant to this Section 2.1(b)) under and in all circumstances whatsoever and Borrower hereby waives any defense to the payment of such reimbursement obligations based on any circumstance whatsoever, including in any case, the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, Administrative Agent, any Bank or any other Person, whether in connection with any Letter of Credit or any unrelated transaction; (iii) any statement, draft or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) payment by the Letter of Credit Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (v) any other circumstance whatsoever, whether or not similar to any of the foregoing.

As among Borrower on the one hand, Administrative Agent, and each Bank, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the beneficiary of such Letters of Credit.  In furtherance and not in limitation of the foregoing, neither Administrative Agent, Letter of Credit Issuer nor any Bank shall be responsible for:

(A)                               the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any Letter of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(B)                               the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(C)                               the failure of the beneficiary of the Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit;

(D)                               errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, or otherwise, whether or not they be in cipher;

(E)                                errors in interpretation of technical terms;

(F)                                 any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(G)                               the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(H)                              any consequences arising from causes beyond the control of the Administrative Agent or any Bank.

Borrower shall be obligated to reimburse each Letter of Credit Issuer through the Administrative Agent upon demand for all amounts paid under Letters of Credit as set forth in the third paragraph of this Section 2.1(b); provided that, if Borrower for any reason fails to reimburse such Letter of Credit Issuer in full when such reimbursement is required under such paragraph, Banks shall reimburse such Letter of Credit Issuer in accordance with each Bank’s Commitment Percentage for amounts due and unpaid from Borrower as set forth hereinbelow; provided further that, no such reimbursement made by Banks shall discharge Borrower’s obligations to reimburse Letter of Credit Issuer.  All reimbursement amounts payable by any Bank under this Section 2.1(b) shall include interest thereon at the Federal Funds Rate, from the date of the payment of such amounts by any Letter of Credit Issuer to but excluding the date of reimbursement by such Bank.  No Bank shall be liable for the performance or nonperformance of the obligations of any other Bank under this paragraph.  The reimbursement obligations of Banks under this paragraph shall continue after the Termination Date and shall survive termination of this Agreement and the other Loan Papers.

On the Effective Date, without further action by any party hereto, the applicable Letter of Credit Issuer for each Existing Letter of Credit shall be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from such Letter of Credit Issuer, a participation in each of the Existing Letters of Credit equal to such Bank’s Commitment Percentage of (a) the aggregate amount available to be drawn under such Existing Letters of Credit and (b) the aggregate amount of any outstanding reimbursement obligations in respect thereof.  On and after the Effective Date, each of the Existing Letters of Credit shall be a Letter of Credit issued hereunder.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application or other document related to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(c)                                  No Bank will be obligated to lend to Borrower or incur Letter of Credit Exposure under this Section 2.1, and Borrower shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder (i) if the amount of the Outstanding Revolving Credit exceeds the Total Commitment at such time, or (ii) in an amount which would cause the Outstanding Revolving Credit to exceed the Total Commitment.  Nothing in this Section 2.1(c) shall be deemed to limit any Bank’s obligation to reimburse any Letter of Credit Issuer with respect to such Bank’s participation in Letters of Credit issued by such Letter of Credit Issuer as provided in Section 2.1(b).

Section 2.2                                    Method of Borrowing.

(a)                                 In order to request any Borrowing hereunder, Borrower shall hand deliver or telecopy to Administrative Agent a duly completed Request for Borrowing (i) prior to 10:00 a.m. (Central time) at least one (1) Business Day before the Borrowing Date of a proposed Adjusted Base Rate Borrowing, and (ii) prior to 10:00 a.m. (Central time) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing.  Each such Request for Borrowing shall be substantially in the form of Exhibit B hereto, and shall specify:

(A)                               whether such Borrowing is to be an Adjusted Base Rate Borrowing or a Eurodollar Borrowing;

(B)                               the Borrowing Date of such Borrowing, which shall be a Business Day in the case of an Adjusted Base Rate Borrowing, or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

(C)                               the aggregate amount of such Borrowing;

(D)                               in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

(E)                                the Outstanding Revolving Credit exposure on the date thereof; and

(F)                                 the pro forma Outstanding Revolving Credit exposure (giving effect to the requested Borrowing).

(b)                                 Upon receipt of a Request for Borrowing described in Section 2.2(a), Administrative Agent shall promptly notify each Bank (as applicable) of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower.

(c)                                  Not later than 12:00 noon (Central time) on the date of each Borrowing, each Bank shall make available its Commitment Percentage of such Borrowing, in funds immediately available to Administrative Agent at its address set forth on Schedule 1 hereto.  Unless Administrative Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent’s aforesaid address.

Section 2.3                                    Method of Requesting Letters of Credit.

(a)                                 In order to request any Letter of Credit hereunder, Borrower shall hand deliver or telecopy to the proposed Letter of Credit Issuer with a copy to the Administrative Agent a duly completed Request for Letter of Credit prior to 10:00 a.m. (Central time) at least three Business Days before the date specified for issuance of such Letter of Credit.  Each Request for Letters of Credit shall be substantially in the form of Exhibit C hereto, shall be accompanied by the applicable Letter of Credit Issuer’s duly completed and executed Letter of Credit Application and agreement and shall specify:

(i)                                     the requested date for issuance of such Letter of Credit;

(ii)                                  the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available;

(iii)                               the purpose of such Letter of Credit;

(iv)                              the Outstanding Revolving Credit exposure on the date thereof; and

(v)                                 the pro forma total Outstanding Revolving Credit exposure (giving effect to the requested Letter of Credit issuance).

(b)                                 Upon receipt of a Request for Letter of Credit described in Section 2.3(a), Administrative Agent shall promptly notify each Bank of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.

(c)                                  No later than 12:00 noon (Central time) on the date specified for the issuance of such Letter of Credit, unless Administrative Agent notifies the applicable Letter of Credit Issuer that any applicable condition precedent set forth in Section 6.2 has not been satisfied, the applicable Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.

Section 2.4                                    Notes.  Each Bank’s Commitment Percentage of the Revolving Loans shall be evidenced by a single Note payable to such Bank in an amount equal to such Bank’s Maximum Credit Amount.

Section 2.5                                    Interest Rates; Payments.

(a)                                 The principal amount of the Loans outstanding from day to day which is the subject of an Adjusted Base Rate Tranche shall bear interest (computed on the basis of actual days elapsed in a 365 or 366 day year, as applicable) at a rate per annum equal to the sum of (i) the Adjusted Base Rate, plus (ii) the Applicable Margin; provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate.  Interest on any portion of the principal of the Loans subject to an Adjusted Base Rate Tranche shall be payable as it accrues on the last day of each Fiscal Quarter.

(b)                                 The principal amount of the Loans outstanding from day to day which is the subject of a Eurodollar Tranche shall bear interest (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days, unless such computation would exceed the Maximum Lawful Rate in which case interest shall be computed on the basis of actual days elapsed in a 365 or 366 day year, as applicable) for the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted LIBOR Rate, plus (ii) the Applicable Margin; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate.  Interest on any portion of the Loans subject to a Eurodollar Tranche having an Interest Period of six (6) or twelve (12) months shall be payable on the last day of such Interest Period and on the last day of the initial three-month period and, as applicable, each subsequent, three-month period during such Interest Period.

(c)                                  So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.5, Borrower shall have the option of having all or any portion of the principal outstanding under the Loans borrowed by it be the subject of an Adjusted Base Rate Tranche or one or more Eurodollar Tranches, which shall bear interest at rates based upon the Adjusted Base Rate and the Adjusted LIBOR Rate, respectively (each such option is referred to herein as an “Interest Option”); provided that each Tranche shall be in a minimum amount of $1,000,000 and shall be in an amount which is an integral multiple of $100,000.  Each change in an Interest Option made pursuant to this Section 2.5(c) shall, for purposes of determining how much of the Loans are the subject of an Adjusted Base Rate Tranche and how much of the Loans are the subject of Eurodollar Tranches only, be deemed both a payment in full of the portion of the principal of the Loans which was the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche from which such change was made and a Borrowing (notwithstanding that the unpaid principal amount of the Loans is not changed thereby) of the portion of the principal of the Loans which is the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche into which such change was made.  Prior to the termination of each Interest Period with respect to each Eurodollar Tranche, Borrower shall give written notice (a “Rollover Notice”) in the form of Exhibit D attached hereto to Administrative Agent of the Interest Option which shall be applicable to such portion of the principal of the Loans upon the expiration of such Interest Period.  Such Rollover Notice shall be given to Administrative Agent at least one (1) Business Day, in the case of an Adjusted Base Rate Tranche selection and at least three (3) Eurodollar Business Days, in the case of a Eurodollar Tranche selection, prior to the termination of the Interest Period then expiring.  If Borrower shall specify a Eurodollar Tranche, such Rollover Notice shall also specify the length of the succeeding Interest Period (subject to the provisions of the definitions of such term) selected by Borrower.  Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent.  If the required Rollover Notice shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of any Revolving Loan subject to the Interest Period then expiring be the subject of an Adjusted Base Rate Tranche upon the expiration of such Interest Period, and Borrower will be deemed to have given Administrative Agent notice of such election.  Subject to the limitations set forth in this Section 2.5(c) on the minimum amount of Eurodollar Tranches, Borrower shall have the right to convert all or part of the Adjusted Base Rate Tranche to a Eurodollar Tranche by giving Administrative Agent a Rollover Notice of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such conversion (a “Conversion Date”).  The Conversion Date selected by Borrower shall be a Eurodollar Business Day.  Notwithstanding anything in this Section 2.5 to the contrary, no portion of the principal of any Revolving Loan which is the subject of an Adjusted Base Rate Tranche may be converted to a Eurodollar Tranche and no Eurodollar Tranche may be continued as such when any Default or Event of Default has occurred and is continuing, but each such Tranche shall be automatically converted to an Adjusted Base Rate Tranche on the last day of each applicable Interest Period.  No Eurodollar Tranche may be converted by Borrower into an Adjusted Base Rate Tranche, except at the end of an Interest Period.  In no event shall more than ten (10) Interest Periods be in effect with respect to the Loans at any time.

(d)                                 Notwithstanding anything to the contrary set forth in Section 2.5(a) or Section 2.5(b), all overdue principal of and, to the extent permitted by Law, overdue interest on the Loans and all other Obligations which are not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, shall bear interest, at a rate per annum equal to the lesser of (i) the Default Rate, and (ii) the Maximum Lawful Rate.  Interest payable as provided in this Section 2.5(d) shall be payable from time to time on demand.

(e)                                  Administrative Agent shall determine each interest rate applicable to the Loans in accordance with the terms hereof.  Administrative Agent shall promptly notify Borrower and Banks by telecopy or e-mail of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f)                                   Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Adjusted Base Rate or the LIBOR Rate hereunder (as used in this sub-section, the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Loans below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect.  In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by Law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.

Section 2.6                                    Mandatory Prepayments.

(a)                                 Promptly after the consummation by any Credit Party of any Asset Disposition that creates a Borrowing Base Deficiency pursuant to Section 4.6, Borrower shall apply a portion of the Net Cash Proceeds equal to such Borrowing Base Deficiency as a mandatory prepayment on the Loans.  Promptly after the consummation by any Credit Party of any Asset Disposition that requires a prepayment pursuant to Section 9.5(c), Borrower shall prepay the Loans in accordance therewith.  Notwithstanding the foregoing, if a Default or Event of Default exists on the date of the consummation of any Asset Disposition, all Net Cash Proceeds from any such Asset Disposition shall be applied as a mandatory prepayment on the Loans in accordance with Section 3.2(c).

(b)                                 Upon any reduction of the Aggregate Maximum Credit Amount or the Aggregate Elected Commitment Amount that results in the Outstanding Revolving Credit exceeding the Total Commitment, Borrower shall make a mandatory prepayment to the extent required under Section 2.9.

(c)                                  Promptly after any automatic adjustment to the Borrowing Base pursuant to Section 2.15 that creates a Borrowing Base Deficiency, Borrower shall effect a mandatory prepayment of the Loans equal to such Borrowing Base Deficiency.

Section 2.7                                    Voluntary Prepayments.  Borrower may, subject to Section 3.3 and the other provisions of this Agreement, upon (a) same-Business Day advance notice (no later than 11:00 a.m. (Central time)) to Administrative Agent with respect to Adjusted Base Rate

Borrowings, and (b) three (3) Business Days advance notice (no later than 11:00 a.m. (Central time)) to Administrative Agent with respect to Eurodollar Borrowings, prepay the principal of the Loans in whole or in part.  Any partial prepayment shall be in a minimum amount of $100,000 and shall be in an integral multiple of $100,000.

Section 2.8                                    Mandatory Termination of Commitments; Termination Date and Maturity.  The Total Commitment (and the Commitment of each Bank) shall terminate on the Termination Date.  The outstanding principal balance of the Loans, all accrued but unpaid interest thereon, and all other Obligations shall be due and payable in full on the Termination Date.

Section 2.9                                    Voluntary Reduction of Aggregate Maximum Credit Amount.  Borrower may, by notice to Administrative Agent three (3) Business Days prior to the effective date of any such reduction, permanently reduce the Aggregate Maximum Credit Amount (and thereby permanently reduce the Maximum Credit Amount and, if applicable, the Commitment of each Bank ratably in accordance with such Bank’s Commitment Percentage); provided that any reduction shall be in amounts not less than $500,000 or any larger multiple of $500,000 or shall be in an amount equal to the entire Aggregate Maximum Credit Amount.  On the effective date of any such reduction in the Aggregate Maximum Credit Amount and on the effective date of any reduction in the Aggregate Elected Commitment Amount pursuant to Section 2.16(f), Borrower shall, to the extent required as a result of any such reduction, make a principal payment on the Loans (together with accrued interest thereon) in an amount sufficient to cause the Outstanding Revolving Credit to be equal to or less than the Total Commitment as thereby reduced (and Administrative Agent shall distribute to each Bank in like funds that portion of any such payment as is required to cause the principal balance of the Loans held by such Bank to be not greater than its Commitment as thereby reduced), and any such payment shall be accompanied by amounts due under Section 3.3.  Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the Aggregate Maximum Credit Amount to an amount less than the aggregate Letter of Credit Exposure of all Banks. Upon any reduction of the Aggregate Maximum Credit Amount that results in the Aggregate Maximum Credit Amount being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Banks) so that it equals the Aggregate Maximum Credit Amount as so reduced.

Section 2.10                             Application of Payments.  Each repayment pursuant to Section 2.6, Section 2.7, Section 2.9 and Section 4.4 shall be made together with accrued interest to the date of payment, and shall be applied to payment of the Loans in accordance with Section 3.2 and the other provisions of this Agreement.

Section 2.11                             Commitment Fee.  On the Termination Date, and on the last day of each Fiscal Quarter prior to the Termination Date, and in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, commencing with the Fiscal Quarter ending on December 31, 2013, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank based on each Bank’s Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days) of the average daily Revolving Availability for the Fiscal Quarter (or portion thereof) then ended; provided that, the aforementioned commitment fee shall cease to accrue on the unfunded portion of the Commitment of any Defaulting Bank.

Section 2.12                             Letter of Credit Fees and Letter of Credit Fronting Fees.  On the Termination Date, and on the last day of each Fiscal Quarter prior to the Termination Date, commencing with the Fiscal Quarter ending on December 31, 2013, and, in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to Administrative Agent (to be distributed by Administrative Agent in accordance with Section 2.1(b)) (a) the Letter of Credit Fee which accrued during such Fiscal Quarter (or portion thereof) and (b) the Letter of Credit Fronting Fee which accrued during such Fiscal Quarter (or portion thereof), in each case computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days.

Section 2.13                             Agency and Other Fees.  Borrower shall pay (a) to Administrative Agent and its Affiliates such fees and other amounts as Borrower shall be required to pay to such Persons from time to time pursuant to the Fee Letter and (b) to Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.14                             Loans and Borrowings Under Existing Credit Agreement.  On the Effective Date:

(a)                                 Borrower shall pay all accrued and unpaid commitments fees, break funding fees (if any) and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Bank” under the Existing Credit Agreement;

(b)                                 each “Adjusted Base Rate Borrowing” outstanding under the Existing Credit Agreement shall be extended and renewed so as to continue as a new Adjusted Base Rate Borrowing under this Agreement;

(c)                                  each “Eurodollar Borrowing” outstanding under the Existing Credit Agreement shall be deemed repaid on the Effective Date and funded as a new Eurodollar Borrowing under this Agreement;

(d)                                 each Existing Letter of Credit shall constitute a Letter of Credit in accordance with Section 2.1 hereof; and

(e)                                  the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement and such commitments shall terminate.

It is the intent of the parties hereto that (i) this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of Predecessor Borrower outstanding thereunder as obligations of Borrower assumed by operation of law as a result of the Corporate Reorganization and (ii) the Liens securing the “Obligations” under and as defined in the Existing Credit Agreement and granted pursuant to the “Loan Papers” as defined in the Existing Credit Agreement and the liabilities and obligations of Predecessor Borrower shall not be extinguished, but shall be carried forward, and such Liens shall secure such “Obligations” under the Existing Credit Agreement, in each case, as renewed, amended, restated and modified hereby.

Section 2.15                             Automatic Debt Issuance Borrowing Base Adjustments.  In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2, Section 4.3, and Section 4.6 and adjustments of the Borrowing Base pursuant to Section 8.11, and notwithstanding anything to the contrary contained herein, if the Borrower issues any Senior Notes on any Debt Issuance Date, to the extent any portion of such Senior Notes does not constitute Permitted Refinancing Debt, the Borrowing Base shall automatically reduce on such Debt Issuance Date by an amount equal to twenty-five percent (25%) of the aggregate stated principal amount of any Senior Notes issued by the Credit Parties on such Debt Issuance Date (other than the portion of such Senior Notes constituting Permitted Refinancing Debt).  For the avoidance of doubt, the stated amount of the portion of any Senior Notes that constitutes Permitted Refinancing Debt shall not be included for purposes of determining the reduction in the Borrowing Base required by this Section 2.15 and only the stated amount of the portion of such Senior Notes not constituting Permitted Refinancing Debt shall be included in calculating the adjustment required by this Section 2.15.  For the purposes of this Section 2.15, if any such Senior Notes are issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

Section 2.16                             Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(a)                                 Subject to the conditions set forth in Section 2.16(b), Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of a Bank or by causing a Person that is acceptable to Administrative Agent that at such time is not a Bank to become a Bank (any such Person that is not at such time a Bank and becomes a Bank, an “Additional Bank”).  Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Bank be Borrower, an Affiliate of Borrower or a natural person.

(b)                                 Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions (provided that the conditions set forth in the following clauses (i) and (ii) shall not apply in connection with any increase in the Aggregate Elected Commitment Amount made substantially contemporaneously with any redetermination or other adjustment to the Borrowing Base hereunder):

(i)                                     such increase shall not be less than $50,000,000 unless Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect (for the sake of clarity, all increases in the Elected Commitments of the respective Banks and any Additional Banks effective on a single date shall be included in the increase of the Aggregate Elected Commitment Amount for purposes of this Section 2.16(b)(i));

(ii)                                  following any Periodic Determination, Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next Periodic

Determination (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.16(b)(ii));

(iii)                               no Default shall have occurred and be continuing on the effective date of such increase;

(iv)                              on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless Borrower pays compensation required by Section 3.3;

(v)                                 no Bank’s Elected Commitment may be increased without the consent of such Bank;

(vi)                              if Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of a Bank, Borrower and such Bank shall execute and deliver to Administrative Agent a certificate substantially in the form of Exhibit J (an “Elected Commitment Increase Certificate”); and

(vii)                           if Borrower elects to increase the Aggregate Elected Commitment Amount by causing an Additional Bank to become a party to this Agreement, then Borrower and such Additional Bank shall execute and deliver to Administrative Agent a certificate substantially in the form of Exhibit K (an “Additional Bank Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and Borrower shall (A) if requested by the Additional Bank, deliver a Note payable to such Additional Bank in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (B) pay any applicable fees as may have been agreed to between Borrower, the Additional Bank and/or Administrative Agent.

(c)                                  Subject to acceptance and recording thereof pursuant to Section 2.16(d), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Bank Certificate (or, in each case, if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless Borrower has paid compensation required by Section 3.3):  (i) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (ii) in the case of an Additional Bank Certificate, any Additional Bank party thereto shall be a party to this Agreement and have the rights and obligations of a Bank under this Agreement and the other Loan Papers.  In addition, the Bank or the Additional Bank, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Banks (and such Banks hereby agree to sell and to take all such further action to effectuate such sale) such that each Bank (including any Additional Bank, if applicable) shall hold its Commitment Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amount (and the resulting modifications of each Bank’s Maximum Credit Amount pursuant to Section 2.16(e)).

(d)                                 Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Bank Certificate, executed by Borrower and the Bank or by Borrower and the Additional Bank party thereto, as applicable, the processing and recording fee referred to in Section 2.16(b), the Administrative Questionnaire referred to in Section 2.16(b) and the break-funding payments from Borrower, if any, required by Section 3.3, Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Bank Certificate and record the information contained therein in the Register required to be maintained by Administrative Agent pursuant to Section 14.8(d).  No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.16(d).

(e)                                  Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.16, (i) each Bank’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each Bank’s Commitment Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Bank’s Elected Commitment, in each case after giving effect to such increase, and (ii) Schedule 1 to this Agreement shall be deemed amended to reflect the Elected Commitment of any Bank (including any Additional Bank) whose Elected Commitment is increased, any changes in the Banks’ Maximum Credit Amounts pursuant to the foregoing clause (i), and any resulting changes in the Banks’ respective Commitment Percentages.

(f)                                   Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (i) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9, the total Outstanding Revolving Credit would exceed the Aggregate Elected Commitment Amount.

(g)                                  Borrower shall notify Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.16(f) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, Administrative Agent shall advise the Banks of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.16(g) shall be irrevocable.  Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.16(a).  Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Banks in accordance with each Bank’s Commitment Percentage.

(h)                                 Upon any redetermination or other adjustment in the Borrowing Base pursuant to the Credit Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Banks in accordance with each Bank’s Commitment Percentage) so that they equal such redetermined Borrowing Base (and Schedule 1 shall be deemed amended to reflect such amendments to each Bank’s Elected Commitment and the Aggregate Elected Commitment Amount).

ARTICLE III
GENERAL PROVISIONS

Section 3.1                                    The Notes.  Simultaneously with the execution of this Agreement, Administrative Agent shall deliver to each Bank the Note or Notes payable to such Bank.  Each Bank may record (and prior to any transfer of its Note shall record) on the schedule attached to its Note appropriate notations to evidence the date and amount of each advance of funds made by it in respect of any Borrowing, the Interest Period (if any) applicable thereto, and the date and amount of each payment of principal received by such Bank with respect to the Loans; provided that the failure by any Bank to so record its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Notes together with interest thereon.  Each Bank is hereby irrevocably authorized by Borrower to record its Note and to attach to and make a part of any Note a continuation of any such schedule as required.

Section 3.2                                    General Provisions as to Payments.

(a)                                 Borrower shall make each payment of principal of, and interest on, the Loans and all fees payable by Borrower hereunder not later than 10:00 a.m. (Central time) on the date when due, in funds immediately available to Administrative Agent at its address set forth on Schedule 1 hereto.  Administrative Agent will promptly (and if such payment is received by Administrative Agent by 11:00 a.m. (Central time), and otherwise if reasonably possible, on the same Business Day) distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks.  Whenever any payment of principal of, or interest on, that portion of the Loans subject to an Adjusted Base Rate Tranche or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (subject to the definition of Interest Period).  Whenever any payment of principal of, or interest on, that portion of the Loans subject to a Eurodollar Tranche shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period).  If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.  Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower’s account or accounts with Administrative Agent any amount then due by Borrower.  All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) shall be paid in full, without set-off or counterclaim.

(b)                                 Prior to the occurrence of an Event of Default, all principal payments received by Banks with respect to the Loans shall be applied as instructed by Borrower and, in the absence of such instructions, first to Eurodollar Tranches outstanding under the Revolving Loans with Interest Periods ending on the date of such payment, then to Adjusted Base Rate Tranches, then to Eurodollar Tranches outstanding under the Revolving Loans next maturing, and then to Eurodollar Tranches outstanding under the Revolving Loans next maturing until all such Eurodollar Tranches are repaid until such principal payment is fully applied, with such adjustments in such order of payment as Administrative Agent shall specify in order that each Bank receives its ratable share of each such payment.

(c)                                  After the occurrence of an Event of Default, all amounts collected or received by Administrative Agent or any Bank from any Credit Party or in respect of any of the assets of any Credit Party shall be applied in the following order:

(i)                                     first, to the payment of all fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees, expenses, and disbursements of counsel to Administrative Agent);

(ii)                                  second, to the payment of all fees, indemnities, expenses and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Banks (including fees, expenses, and disbursements of counsel to Banks), ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii)                               third, to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of any Credit Party under any of the Loan Papers;

(iv)                              fourth, to payment of that portion of the Obligations constituting (A) accrued and unpaid Letter of Credit Fees and interest on the Revolving Loans and other Obligations, (B) unpaid principal of the Revolving Loans in the order specified in Section 3.2(b), (C) any amounts funded but unreimbursed under Letters of Credit, and (D) amounts owing under Hedge Agreements (to the extent such amounts are Obligations), ratably among the Banks, the Letter of Credit Issuer, and the holders of such Obligations under Hedge Agreements in proportion to the respective amounts described in this clause fourth payable to them;

(v)                                 fifth, to establish the deposits required by Section 2.1(b) if any; and

(vi)                              last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Loans pursuant to this Section 3.2(c) shall be applied by such Bank in the manner provided in Section 3.2(b).

Notwithstanding the foregoing, amounts received from Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

Section 3.3                                    Funding Losses.  If Borrower makes or is deemed to make any payment of principal subject to a Eurodollar Tranche (whether pursuant to Section 2.6, Section 2.7, Section

2.8, Section 2.9, Section 4.4, Article XI or Article XIII, whether as a voluntary or mandatory prepayment or otherwise, and including due to reallocation of Loans due to syndication during the period of 180 days after the Effective Date) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Eurodollar Borrowing, after notice has been given to any Bank in accordance with Section 2.2, Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it, including any loss incurred in obtaining, liquidating or employing deposits from third parties, or any loss arising from the reemployment of funds at rates lower than the cost to such Bank of such funds and related costs, which in the case of the payment or prepayment prior to the end of the Interest Period for any Eurodollar Tranche, shall include the amount, if any, by which (a) the interest which such Bank would have received absent such payment or prepayment for the applicable Interest Period exceeds (b) the interest which such Bank would receive if its Commitment Percentage of the amount of such Eurodollar Borrowing were deposited, loaned, or placed by such Bank in the interbank eurodollar market on the date of such payment or prepayment for the remainder of the applicable Interest Period.  Such Bank shall promptly deliver to Borrower and Administrative Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 3.4                                    Foreign Banks, Participants, and Assignees.  Each Bank, Participant (by accepting a participation interest under this Agreement), and Assignee (by executing an Assignment and Assumption Agreement) that is not organized under the Laws of the United States of America or one of its states (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligations, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of either U.S. Internal Revenue Service Form W-8, or other form acceptable to Administrative Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form W-8, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable Laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable Laws and regulations with regard to the withholding Tax exemption.  If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (but without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal-income Tax at the maximum rate under the Code.  Notwithstanding the foregoing, the representation regarding the exemption from withholding Taxes and delivery of forms and the covenant with respect to delivery of new forms and compliance with applicable Laws and regulations shall not apply with respect to FATCA.

Section 3.5                                    Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have been notified by a Bank or Borrower (as used in this Section, “Payor”) prior to the date on which such Bank is to make payment to Administrative Agent hereunder or Borrower is to make a payment to Administrative Agent for the account of one or more Banks, as the case may be (as used in this Section, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if Payor has not in fact made the Required Payment to Administrative Agent, (a) the recipient of such payment shall, on demand, pay to Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Adjusted Base Rate then in effect for such period, and (b) Administrative Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).

Section 3.6                                    Defaulting Banks.

(a)                                 Notwithstanding anything to the contrary contained herein, the Maximum Credit Amount of a Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including approval of any redetermination of the Borrowing Base pursuant to Article IV and any consent to any amendment or waiver pursuant to Section 14.2); provided that, any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank; and provided further that in no event shall (i) the Commitment, Elected Commitment or Maximum Credit Amount of any Defaulting Bank be increased without the consent of such Defaulting Bank, or (ii) the Termination Date or any date fixed for any payment of principal of or interest on the Loan or any fees hereunder be postponed without the consent of such Defaulting Bank.

(b)                                 If any Bank shall fail to make any payment referenced in clause (a) of the definition of “Defaulting Bank”, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank and for the benefit of the Administrative Agent or any Letter of Credit Issuer to satisfy such Bank’s obligations hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank hereunder; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(c)                                  Borrower shall not be obligated to pay the Administrative Agent any Defaulting Bank’s ratable share of the fees described in Sections 2.11, 2.12 or 2.13 (notwithstanding anything to the contrary in such sections) for the period commencing on the day such Defaulting Bank becomes a Defaulting Bank and continuing for so long as such Bank continues to be a Defaulting Bank.

ARTICLE IV
BORROWING BASE

Section 4.1                                    Reserve Reports; Proposed Borrowing Base.  As soon as available and in any event by March 31 and September 30 of each year, commencing March 31, 2014, Borrower shall deliver to each Bank a Reserve Report prepared as of the immediately preceding December 31 and June 30, respectively.  Simultaneously with the delivery to Administrative

Agent and each Bank of each Reserve Report, Borrower shall notify Administrative Agent of the Borrowing Base which Borrower requests become effective for the period commencing on the next Determination Date.

Section 4.2                                    Periodic Determinations of the Borrowing Base; Procedures and Standards.  Based in part on the Reserve Report made available to Banks pursuant to Section 4.1, Banks shall redetermine the Borrowing Base on or prior to the next Determination Date or such date promptly thereafter as reasonably possible (i) based on the engineering and other information available to Banks, and (ii) in accordance with, and consistent with, the subsequent provisions of this Section 4.2.  Any Borrowing Base which becomes effective as a result of any Determination of the Borrowing Base shall be subject to the following restrictions:  (A) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Section 4.1 or Section 4.3 (as applicable), (B) such Borrowing Base shall not exceed the Aggregate Maximum Credit Amount then in effect, (C) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Determination such Borrowing Base shall be approved by all Banks, and (D) any Borrowing Base which represents a decrease in the Borrowing Base in effect prior to such Determination, or a reaffirmation of such prior Borrowing Base, shall require approval of Required Banks.  The Administrative Agent shall propose such redetermined Borrowing Base to Banks within fifteen (15) days following receipt by the Banks of a Reserve Report (or such date promptly thereafter as reasonably practicable).  After having received notice of such proposal by the Administrative Agent, Required Banks (or all Banks in the event of a proposed increase) shall have fifteen (15) days to agree or disagree with such proposal.  If at the end of such 15-day period, any Bank has not communicated its approval or disapproval, such silence shall be deemed an approval.  If sufficient Banks notify Administrative Agent within such 15-day period of their disapproval such that Required Banks have neither approved nor been deemed to approve such Borrowing Base (or, in the event of a proposed increase, any Bank notifies Administrative Agent within such 15-day period of its disapproval), Required Banks (or all Banks in the event of a proposed increase) shall, within a reasonable period of time, agree on a new Borrowing Base.

In taking the above actions, the Administrative Agent and the Banks shall act in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise act in their sole discretion.  It is further acknowledged and agreed that each Bank may consider such other credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves and shall have no obligation in connection with any Determination to approve any change in the Borrowing Base in effect prior to such Determination.  Promptly following any Determination of the Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Determination.

Section 4.3                                    Special Determination of Borrowing Base.  In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2 and Section 4.6, and adjustments of the Borrowing Base pursuant to Section 2.15 and Section 8.11, Borrower and Required Banks may each request Special Determinations of the Borrowing Base from time to time; provided that Required Banks may not request more than one Special Determination between Periodic Determinations of the Borrowing Base, and Borrower may not request more than two Special Determinations in any Fiscal Year.  In addition, Borrower may request Special Determinations from time to time as significant development, exploration or acquisition opportunities are presented to Borrower.  In the event Required Banks request such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within 20 days following the date of such request, deliver to Banks a Reserve Report prepared as of the last day of the calendar month preceding the date of such request.  In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Banks which shall include (i) a Reserve Report prepared as of a date not more than 30 days prior to the date of such request, and (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination.  Upon receipt of such Reserve Report, Administrative Agent shall, subject to approval of Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in Section 4.2 which Borrowing Base shall become effective on the Determination Date applicable to such Special Determination (or as soon thereafter as Administrative Agent and Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

Section 4.4                                    Borrowing Base Deficiency.  If a Borrowing Base Deficiency exists at any time (other than as a result of any reduction and/or redetermination of the Borrowing Base pursuant to Section 2.15 and/or Section 4.6), Borrower shall, within 30 days following notice thereof from Administrative Agent, provide written notice (the “Election Notice”) to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, do one or a combination of the following:  (a) within 45 days following the delivery of such Election Notice, make a prepayment of principal on the Revolving Loans in an amount sufficient to eliminate 50% of such Borrowing Base Deficiency, with a payment or payments to eliminate the remainder of such Borrowing Base Deficiency due within 90 days following the delivery of such Election Notice, and if such Borrowing Base Deficiency cannot be eliminated by prepaying the Revolving Loans in full (as a result of outstanding Letter of Credit Exposure), Borrower shall also at such time or times deposit with Administrative Agent sufficient funds to be held by Administrative Agent as security for outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b) as necessary to eliminate the required portions of such Borrowing Base Deficiency on the dates required therefor, (b) within 90 days following the delivery of such Election Notice, submit additional oil and gas properties owned by Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Required Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (c) eliminate such deficiency by making six consecutive mandatory prepayments of principal on the Revolving Loans, each of which shall be in the amount of one sixth of the amount of such Borrowing Base Deficiency, commencing on the date that is 30 days after notice of such Borrowing Base Deficiency is delivered to Borrower and continuing thereafter on each monthly anniversary of such first payment, and in connection therewith, Borrower shall dedicate a sufficient amount (as determined by Administrative Agent) of the monthly cash flow from Borrower’s oil and gas properties to satisfy such payments.  Notwithstanding the foregoing, upon any reduction and/or redetermination of the Borrowing Base pursuant to Section 4.6 which results in a Borrowing Base Deficiency (or increase in any existing Borrowing Base Deficiency), Borrower shall promptly, but in all events within two Business Days after such Borrowing Base Deficiency first occurs (or earlier if required by such sections), make a mandatory prepayment of principal on the Revolving Loans and/or cash collateralize the Letter of Credit Exposure in accordance with Section 2.1(b), as applicable, in an amount sufficient to eliminate such Borrowing Base Deficiency (or increase in any previously existing Borrowing Base Deficiency).

Section 4.5                                    Initial Borrowing Base.  Subject to the terms of Section 4.6 and Section 8.11, the Borrowing Base in effect during the period from the Effective Date until the date of the first Special or Periodic Determination after the Closing Date shall be the Initial Borrowing Base.

Section 4.6                                    Asset Disposition Adjustment.  In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2 and Section 4.3 and adjustments of the Borrowing Base pursuant to Section 8.11, simultaneously with the completion by any Credit Party of any Asset Disposition (other than any Asset Disposition in connection with the termination or other monetization, in whole or in part, of the Specified Oil and Gas Hedge Transaction, whether at or before its scheduled maturity), the assets and/or Borrowing Base Hedges subject to which, when aggregated with the assets and/or Borrowing Base Hedges subject to all other Asset Dispositions (other than any Asset Disposition in connection with the termination or other monetization, in whole or in part, of the Specified Oil and Gas Hedge Transaction, whether at or before its scheduled maturity) since the Determination Date of the Borrowing Base then in effect, have a fair market value in excess of 5% of the Borrowing Base then in effect, the Borrowing Base shall be automatically reduced as set forth in this Section 4.6; provided, that, for purposes of this Section 4.6, a termination or other monetization, in whole or in part, of an Oil and Gas Hedge Transaction shall be deemed not to be an “Asset Disposition” to the extent that (x) such Oil and Gas Hedge Transaction is novated, in whole or in part, from the existing counterparty to another counterparty, with the Borrower or the applicable Credit Party being the “remaining party” for purposes of such novation, or (y) upon its termination, in whole or in part, it is replaced, in a substantially contemporaneous transaction, with one or more Oil and Gas Hedge Transactions covering Hydrocarbons of the type that were hedged pursuant to such replaced Oil and Gas Hedge Transaction with notional volumes, prices and tenors not less favorable to the Borrower or such Credit Party as those set forth in such replaced Oil and Gas Hedge Transaction, and without cash payments to any Credit Party in connection therewith (except to the extent that such cash payments are paid to the counterparties on such replacement transactions upon the relevant Credit Party entering into such replacement transactions).  Such reduction shall be in an amount equal to the sum of (a) the net value given to the Borrowing Base Properties and/or Borrowing Base Hedges (to the extent so terminated and not so replaced) subject to such Asset Disposition in the Borrowing Base then in effect (taking into consideration any negative Borrowing Base value attributed to any out-of-the money Borrowing Base Hedges so terminated), and (b) the net reduction in the Borrowing Base value realized or resulting from any such replacement of Borrowing Base Hedges (taking into consideration any negative Borrowing Base value attributed to any out-of-the-money Borrowing Base Hedges so replaced).  For the sake of clarity, the termination or other monetization of a Borrowing Base Hedge at its scheduled maturity does not constitute an Asset Disposition and notwithstanding anything to the contrary in this Section 4.6, the termination or monetization of a Borrowing Base Hedge at its scheduled maturity shall not result in any reduction of the Borrowing Base.

ARTICLE V
COLLATERAL AND GUARANTIES

Section 5.1                                    Security.

(a)                                 The Obligations shall be secured by first and prior Liens covering and encumbering (i) the Mineral Interests owned by Borrower and its Subsidiaries specified by Administrative Agent or Required Banks which shall in all events include not less than the Required Reserve Value of all Proved Mineral Interests owned by Borrower and its Subsidiaries on and after the Closing Date, (ii) one hundred percent (100%) of the issued and outstanding Equity of each existing and future Subsidiary of Borrower, and (iii) substantially all of the other material assets of the Credit Parties, except that Permitted Encumbrances may exist.  On or before the Effective Date, Borrower shall deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by such Credit Party, together with such other assignments, conveyances, amendments, agreements and other writings, including the Security Agreement, UCC-1 financing statements and UCC-3 financing statement amendments (each duly authorized and, as applicable, executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in all Borrowing Base Properties and other interests of Borrower and the Credit Parties required by this Section 5.1(a).  Borrower hereby authorizes Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments and/or continuation statements as necessary from time to time (in Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Papers.

(b)                                 On or before the Effective Date and on or before each Determination Date after the Closing Date and at such other times as Administrative Agent or Required Banks shall request, Borrower shall, and shall cause its Subsidiaries to, deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and such Subsidiaries (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including UCC-1 financing statements (each duly authorized and, as applicable, executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(i) above with respect to Mineral Interests then held by Borrower and such Subsidiaries (as applicable) which are not the subject of existing first and prior, perfected Liens securing the Obligations as required by Section 5.1(a)(i).

Section 5.2                                    Title Information.  At any time Borrower or any of its Subsidiaries are required to execute and deliver Mortgages to Administrative Agent pursuant to Section 5.1, Borrower shall also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions, and in each case addressed to Administrative Agent) or other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (a) Borrower’s (or any such Subsidiary’s (as applicable)) title to the Required Reserve Value of the Proved Mineral Interests which are subject to such Mortgages, and (b) the validity and perfection of the Liens created by such Mortgages.

Section 5.3                                    Guarantees.  Payment and performance of the Obligations shall be fully guaranteed by each existing or hereafter acquired or formed Subsidiary of Borrower pursuant to the Facility Guaranty.

Section 5.4                                    Additional Guarantors.  In connection with the creation or acquisition of any new Subsidiary of Borrower, promptly (and in no event less than 30 days) following such creation or acquisition, Borrower shall, or shall cause (a) the applicable Subsidiary to execute and deliver a joinder to the Facility Guaranty and the Security Agreement executed by such Subsidiary, (b) the holder of the Equity in such Subsidiary to pledge all of the Equity of such Subsidiary (including delivery of original stock certificates evidencing the Equity of such Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof), and (c) execute and deliver, or cause any other Credit Party to execute and deliver, such other additional UCC-1 financing statements, closing documents, certificates, and legal opinions as shall reasonably be requested by the Administrative Agent, in the case of each of clause (a), (b), and (c) above, in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE VI
CONDITIONS TO BORROWINGS

Section 6.1                                    Conditions to Initial Borrowing and Participation in Letter of Credit Exposure.  The obligation of each Bank to loan its Commitment Percentage of the initial Borrowing hereunder, and the obligation of Administrative Agent to issue (or cause another Bank to issue) the initial Letter of Credit issued hereunder (other than the Existing Letters of Credit), is subject to the satisfaction of each of the following conditions:

(a)                                 Closing Deliveries.  Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Administrative Agent and Required Banks and each of which shall, unless otherwise indicated, be dated the Closing Date:

(i)                                     this Agreement, duly executed and delivered by Borrower, each Bank, Letter of Credit Issuer, and Administrative Agent;

(ii)                                  a Note payable to each Bank requesting a Note in the amount of such Bank’s Maximum Credit Amount, in each case duly executed and delivered by Borrower;

(iii)                               the Facility Guaranty, duly executed and delivered by each Credit Party other than Borrower;

(iv)                              the Security Agreement, duly executed and delivered by Borrower and each other Credit Party;

(v)                                 the Mortgages, each duly executed and delivered by the appropriate Credit Party, together with such other assignments, conveyances, amendments, merger and/or name change affidavits, agreements and other writings, including UCC-1 financing statements, in form and substance satisfactory to Administrative Agent;

(vi)                              a Certificate of Ownership Interests substantially in the form of Exhibit E duly executed and delivered by an Authorized Officer of Borrower;

(vii)                           an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to Borrower, favorably opining as to such New York and Texas law-matters as Administrative Agent or Required Banks may request, in form and substance satisfactory to Administrative Agent and Required Banks;

(viii)                        an opinion of the general counsel to Borrower, favorably opining as to such matters as Administrative Agent or Required Banks may request, in form and substance satisfactory to Administrative Agent and Required Banks;

(ix)                              such UCC Lien search reports as Administrative Agent shall require, conducted in such jurisdictions and reflecting such names as Administrative Agent shall request;

(x)                                 copies of the certificate of incorporation or certificate of formation, and all amendments thereto, of Borrower and each other Credit Party accompanied by a certificate that such copy is true, correct and complete issued by the appropriate Governmental Authority of the State of Delaware and accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower and each other Credit Party that such copy is true, correct and complete as of the Closing Date after giving effect to the Corporate Reorganization;

(xi)                              copies of the bylaws or limited liability company agreement, and all amendments thereto, of Borrower and each other Credit Party, accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower and each other Credit Party that each such copy is true, correct and complete as of the Closing Date after giving effect to the Corporate Reorganization;

(xii)                           certain certificates and other documents issued by the appropriate Governmental Authorities of the states of formation and the other states listed on Schedule 3 hereto, as applicable, relating to the existence of each Credit Party and to the effect that each applicable Credit Party is organized or qualified to do business in such jurisdiction is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(xiii)                        a certificate of incumbency of all officers of Borrower and each other Credit Party who will be authorized to execute or attest to any Loan Paper, dated the Closing Date, executed by the Secretary or comparable Authorized Officer of Borrower and each other Credit Party;

(xiv)                       copies of resolutions or comparable authorizations and consents approving the Loan Papers and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the Board of Directors (or similar managing body) of Borrower and each other Credit Party, accompanied by certificates of the Secretary or comparable officer of Borrower and each other Credit Party that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the Bylaws, or other charter documents of Borrower and each other Credit Party) by the unanimous written consent of the Board of Directors (or similar managing body) of Borrower and each other Credit Party, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date;

(xv)                          certificates from the Credit Parties’ insurance providers setting forth the insurance maintained by the Credit Parties, showing that insurance meeting the requirements of Section 8.5 is in full force and effect and that all premiums due with respect thereto have been paid, showing Administrative Agent as loss payee with respect to all such property or casualty policies and as additional insured with respect to all such liability policies, and stating that such insurer will provide Administrative Agent with at least 30 days’ advance notice of cancellation of any such policy;

(xvi)                       certificates, together with undated, blank stock powers (or the equivalent for Persons that are not corporations) for each certificate, representing all of the certificated issued and outstanding Equity of each direct or indirect Subsidiary of Borrower;

(xvii)                    a solvency certificate of the chief financial officer or chief executive officer of Borrower in form and substance reasonably satisfactory to the Administrative Agent, certifying the solvency of Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Closing Transactions; and

(xviii)                 to the extent requested by any Bank, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(b)                                 Fees and Expenses.  All fees and expenses of Administrative Agent, the Arrangers, the Banks and their respective Affiliates in connection with the credit facilities provided herein (including those payable pursuant to Section 2.13) shall have been paid.

(c)                                  Title Review.  Administrative Agent or its counsel shall have completed a review of title regarding that portion of the Borrowing Base Properties which results in evidence of title satisfactory to Administrative Agent and its counsel covering not less than the Required Reserve Value of all Borrowing Base Properties, and such review shall not have revealed any condition or circumstance which would reflect that the representations and warranties contained in Section 7.8 and Section 7.9 are inaccurate in any respect.

(d)                                 No Legal Prohibition.  The transactions contemplated by this Agreement and the other Loan Papers shall be permitted by applicable Law and regulation and such Laws and regulations shall not subject Administrative Agent, any Bank, or any Credit Party to any Material Adverse Change.

(e)                                  No Litigation.  No litigation, arbitration or similar proceeding shall be pending which calls into question the validity or enforceability of this Agreement and/or the other Loan Papers.

(f)                                   Review of Properties.  Administrative Agent or its counsel shall have completed a due diligence review of the Credit Parties’ Mineral Interests and other operations, including a review of facts or circumstances known to them which would constitute a material violation of any Applicable Environmental Law or which would likely to result in a material liability to any Credit Party, and/or otherwise reveal any condition or circumstance which would reflect that the representations and warranties contained in Section 7.16 are inaccurate in any material respect.

(g)                                  Corporate Reorganization.  The Corporate Reorganization shall have been, or shall contemporaneously with the effectiveness hereof be, consummated in its entirety and the Administrative Agent shall have received a copy of all documents, certificates and/or other instruments related to the merger and name changes contemplated by the Corporate Reorganization, each of which shall be (i) certified by an Authorized Officer of Borrower as being a true, correct and complete copy thereof and (ii) to the extent applicable, filed with the appropriate offices of the Secretaries of State of Delaware and/or Texas substantially contemporaneously with the effectiveness hereof.

(h)                                 Collateral Security.  The Administrative Agent shall be reasonably satisfied that the requirements of Section 5.1 are satisfied as of the Effective Date.

(i)                                     Consents and Approvals.  All governmental and third party consents and all equityholder and board of directors (or comparable entity management body) authorizations shall have been obtained and shall be in full force and effect.

(j)                                    Other Matters.  All matters related to this Agreement, the other Loan Papers, any Credit Party and the Closing Transactions shall be acceptable to Administrative Agent, and Borrower shall have delivered to Administrative Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Loan Papers, any Credit Party or the Closing Transactions as Administrative Agent or any Bank shall request.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.1 to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the Effective Date specifying its objection thereto.  All documents executed or submitted pursuant to this Section 6.1 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance satisfactory to the Administrative Agent and its counsel.  The Administrative Agent shall notify the Banks of the Effective Date, and such notice shall be conclusive and binding.

Section 6.2                                    Conditions to each Borrowing and each Letter of Credit.  The obligation of each Bank to loan its Commitment Percentage of each Borrowing and the obligation of any

Letter of Credit Issuer to issue Letters of Credit on the date any Letter of Credit is to be issued is subject to the further satisfaction of the following conditions:

(a)                                 timely receipt by Administrative Agent of a Request for Borrowing or Request for Letter(s) of Credit (as applicable);

(b)                                 immediately before and after giving effect to such Borrowing or issuance of such Letter(s) of Credit, no Default or Event of Default shall have occurred and be continuing and neither such Borrowing nor the issuance of such Letter(s) of Credit (as applicable) shall cause a Default or Event of Default;

(c)                                  the representations and warranties of each Credit Party contained in this Agreement and the other Loan Papers shall be true and correct in all material respects on and as of the date of such Borrowing or the issuance of such Letter(s) of Credit (as applicable), except to the extent such representations and warranties are expressly stated as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

(d)                                 the funding of such Borrowing or the issuance of such Letter(s) of Credit (as applicable) and all other Borrowings to be made and/or Letter(s) of Credit to be issued (as applicable) on the same day under this Agreement, shall not cause the total Outstanding Revolving Credit to exceed the Total Commitment; and

(e)                                  following the issuance of any Letter(s) of Credit, the aggregate Letter of Credit Exposure of all Banks shall not exceed $20,000,000.

Each Borrowing and the issuance of each Letter of Credit hereunder shall constitute a representation and warranty by Borrower that on the date of such Borrowing or issuance of such Letter of Credit (as applicable) the statements contained in subclauses (b), (c), (d) and (e) above are true.

Section 6.3                                    Materiality of Conditions.  Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that each of the following statements (a) is true and correct on the Closing Date, on the Effective Date and, when made as of the Closing Date and/or as of the Effective Date, shall be deemed made after giving effect to the Closing Transactions, and (b) will be true and correct on the occasion of each Borrowing and the issuance of each Letter of Credit, except to the extent such representations and warranties are expressly stated as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such certain date:

Section 7.1                                    Existence and Power.  Each of the Credit Parties (a) is a corporation, limited liability company or partnership duly incorporated or organized (as applicable), and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), (b) has all corporate, limited liability company or partnership power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, foreign limited liability company or foreign partnership (as applicable) in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2                                    Corporate, Limited Liability Company, Partnership and Governmental Authorization; Contravention.  The execution, delivery and performance of this Agreement, the Notes, the Mortgages and the other Loan Papers by each Credit Party (as applicable) (a) are within such Credit Party’s corporate, partnership, or limited liability company powers (as applicable), (b) have been duly authorized by all necessary corporate, partnership, or limited liability company action (as applicable), (c) require no action by or in respect of, or filing with, any Governmental Authority or official, and (d) do not contravene, or constitute a default under, any provision of applicable Law or regulations (including the Margin Regulations) or of the articles of association, partnership agreement, certificate of limited partnership, articles of incorporation, certificate of incorporation, bylaws, regulations or other organizational documents (as applicable) of any such Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any such Credit Party or result in the creation or imposition of any Lien on any asset of any such Credit Party except Liens securing the Obligations.

Section 7.3                                    Binding Effect.  (a) Each of this Agreement and the Notes constitutes a valid and binding agreement of Borrower; (b) the Mortgages, the Security Agreement, the Facility Guaranty and the other Loan Papers when executed and delivered in accordance with this Agreement, will then constitute valid and binding obligations of each Credit Party party thereto; and (c) each Loan Paper is enforceable against each Credit Party party thereto in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4                                    Financial Information.

(a)                                 The Current Financials fairly present, in conformity with GAAP, the consolidated financial position of Borrower and its consolidated results of operations and cash flows as of the date and for the periods covered thereby.

(b)                                 There has been no material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Credit Parties, taken as a whole, relative to that set forth in the financial statements of the Predecessor Borrower and its consolidated Subsidiaries as at December 31, 2012.

Section 7.5                                    Litigation.  Except for matters disclosed on Schedule 2 hereto, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any court, arbitrator, Governmental Authority or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect, which could in any manner draw into question the validity of the Loan Papers.

Section 7.6                                    ERISA.

(a)                                 Each Credit Party and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)                                 Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)                                  No act, omission or transaction has occurred which could result in imposition on Borrower, any Subsidiary of Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)                                 Full payment when due has been made of all amounts which Borrower, the Subsidiaries of Borrower or any ERISA Affiliate is required under the terms of each Plan or applicable Law to have paid as contributions to such Plan as of the Closing Date.

(e)                                  Neither any Credit Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Credit Party or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f)                                   Neither any Credit Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Closing Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.7                                    Taxes and Filing of Tax Returns.  Each Credit Party has filed all material tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable other than Taxes with respect to which a failure to pay would not reasonably be expected to have a Material Adverse Effect.  Borrower does not know of any proposed material Tax assessment against any Credit Party, and each Credit Party maintains adequate reserves in accordance with GAAP with respect to all of its Tax liabilities of and those of its predecessors.  Except as disclosed in writing to Banks, no Tax liability of any Credit Party, or any of their predecessors, has been asserted by the Internal Revenue Service for Taxes, in excess of those already paid.

Section 7.8                                    Title to Properties; Liens.  Each Credit Party has good and valid title to all material assets purported to be owned by it except for Permitted Encumbrances.  Without limiting the foregoing, (a) Borrower and/or its applicable Subsidiaries have good, valid and defensible title to all Borrowing Base Properties (except for Borrowing Base Properties disposed of in compliance with, and to the extent permitted by Section 9.5 to the extent this representation and warranty is made or deemed made after the Closing Date), free and clear of all Liens, except for Permitted Encumbrances, and (b) each Credit Party has good and valid title to all material assets reflected in the Current Financials, except for Permitted Encumbrances.

Section 7.9                                    Mineral Interests.  All Borrowing Base Properties are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.  Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s Proved Mineral Interests, each Credit Party’s share of (a) the costs attributable to each Borrowing Base Property is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI”, or similar terms, and (b) production from, allocated to, or attributed to each such Borrowing Base Property is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.

Section 7.10                             Business; Compliance.  Each Credit Party has performed and abided by all obligations required to be performed under each license, permit, order, authorization, grant, contract, agreement, or regulation to which such Credit Party is a party or by which such Credit Party or any of the assets of such Credit Party are bound to the extent a failure to perform and abide by such obligations could reasonably be expected to have a Material Adverse Effect; provided that, to the extent Mineral Interests owned by any such Credit Party are operated by operators other than such Credit Party or an Affiliate of such Credit Party, Borrower does not have any knowledge that any such obligation remains unperformed in any material respect, and the appropriate Person has enforced the contractual obligations of such operators in accordance with reasonable commercial practices in the industry in order to ensure performance.

Section 7.11                             Licenses, Permits, Etc.  Each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of tribunals, as are necessary to carry on its businesses as now being conducted except to the extent a failure to obtain any such item would not reasonably be expected to have a Material Adverse Effect; provided that, to the extent Mineral Interests owned by any Credit Party are operated by operators other than such Credit Party or an Affiliate of such Credit Party, Borrower does not have any knowledge that possession of such items has not been obtained, and the appropriate Person has enforced and shall enforce the contractual obligations of such operators in accordance with reasonable commercial practices in the industry in order to obtain such items.

Section 7.12                             Compliance with Law.  The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws, rules and regulations including, without limitation all Margin Regulations, of all tribunals and Governmental Authorities, other than Laws, rules and regulations the violation of which could not (either individually or collectively) reasonably be expected to have a Material Adverse Effect; provided that to the extent Mineral Interests owned by any Credit Party are operated by operators other than any Credit Party or an Affiliate of any Credit Party, Borrower does not have any knowledge of non-compliance, and the appropriate Person has diligently enforced all contractual obligations of such operators in accordance with reasonable commercial practices in the industry in order to ensure compliance.

Section 7.13                             Ownership Interests.  The Reserve Reports most recently provided to Banks accurately reflect, and all Reserve Reports hereafter delivered pursuant to this Agreement will accurately reflect, in all material respects, the ownership interests in the Mineral Interests referred to therein (including all before and after payout calculations).

Section 7.14                             Full Disclosure.  All information heretofore furnished by or on behalf of any Credit Party to Administrative Agent, any Arranger, or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of any Credit Party to Administrative Agent, any Arranger, or any Bank will be, true, complete, and accurate in every material respect and based on reasonable estimates on the date as of which such information is stated or certified (it being understood that actual results may vary materially from the financial projections provided hereunder).  Borrower has disclosed to Banks in writing any and all facts (other than facts of general public knowledge) which might reasonably be expected to have a Material Adverse Effect, or might adversely affect (to the extent Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of each Credit Party or the ability of each Credit Party to perform its obligations under this Agreement and the other Loan Papers.

Section 7.15                             Organizational Structure; Nature of Business.  The primary business of each Credit Party is the acquisition, exploration, development and operation of Mineral Interests, and/or the production and/or marketing of Hydrocarbons and accompanying elements therefrom.  As of the Closing Date, Schedule 3 hereto accurately reflects (a) the jurisdiction of incorporation or organization of each Credit Party, (b) each jurisdiction in which each Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the authorized, issued and outstanding stock, partnership or limited liability interests of each Subsidiary of Borrower, including the names of (and number of shares or other equity interests held by) the record and beneficial owners of such interests, and (d) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock, partnership or limited liability company interests of each Subsidiary of Borrower.  Except as set forth in this Section 7.15 and in Schedule 3 hereto, as of the Closing Date, no Person holds record or beneficial ownership of any capital stock or other equity interest in any Subsidiary of Borrower or any other right or option to acquire any capital stock or other equity interest in any Subsidiary of Borrower and, without limiting the foregoing, there are not outstanding any warrants, options, subscription rights or other rights to purchase stock or other equity interests in any Subsidiary of Borrower.  No Credit Party has made or presently holds any Investments other than Permitted Investments.  Except as set forth in Schedule 3 hereto, as of the Closing Date, Borrower does not have any Subsidiaries, and no Credit Party is a partner or joint venturer in any partnership or joint venture or a member of any unincorporated association.

Section 7.16                             Environmental Matters.  No real or personal property owned or leased by any Credit Party (including Mineral Interests) and no operations conducted thereon, and no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect, nor is any such property or operation the subject of any existing, pending or, to Borrower’s knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect.  All notices, permits, licenses, and similar authorizations, if any, required to be obtained or filed in connection with the ownership or operation of any and all real and personal property owned, leased or operated by any Credit Party, including notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect.  All Hazardous Substances, if any, generated at any and all real and personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and all other Applicable Environmental Laws.  There have been no Hazardous Discharges which were not in compliance with Applicable Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, have a Material Adverse Effect.  No Credit Party has any contingent liability in connection with any Hazardous Discharges which could reasonably be expected to have a Material Adverse Effect.

Section 7.17                             Burdensome Obligations.  No Credit Party is a party to or bound by any agreement (other than the Loan Papers and any Senior Notes Indenture), or subject to any Law or order of any Governmental Authority, which prohibits or restricts in any way the right of such party to (a) grant Liens to the Administrative Agent and the Banks on or in respect of their assets and properties to secure the Obligations and the Loan Papers or (b) make Distributions.

Section 7.18                             Government Regulations.  No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law or regulation which regulates the incurring by it of Debt, including Laws relating to common carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.19                             No Default.  Neither a Default nor an Event of Default has occurred and is continuing.

Section 7.20                             Gas Balancing Agreements and Advance Payment Contracts.  As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $250,000.

Section 7.21                             Qualified ECP Guarantor.  Borrower has total assets exceeding $10,000,000 and is a Qualified ECP Guarantor.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

Section 8.1                                    Information.  Borrower will deliver, or cause to be delivered, to each Bank:

(a)                                 as soon as available and in any event within 120 days after the end of each Fiscal Year of Borrower, consolidated balance sheets of Borrower as of the end of such Fiscal

Year and the related consolidated statements of income and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year of Borrower or Predecessor Borrower, as applicable, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower or Predecessor Borrower, as applicable, commencing with the Fiscal Quarter ending March 31, 2014, consolidated balance sheets of Borrower as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b), a certificate of the chief financial officer or chief executive officer of Borrower in the form of Exhibit F hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly present in all material respects the results of operations and financial condition of Borrower as of the date of the delivery of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interests owned by any Credit Party are bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower or any Subsidiary is a party or by which any Mineral Interests owned by any Credit Party are bound which have not been satisfied by delivery of production, if any, and (v) a summary of the Hedge Transactions to which any Credit Party is a party on such date;

(d)                                 immediately upon any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default under any of the Loan Papers, including a Default under Article X, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(e)                                  prompt notice of any Material Adverse Change in the financial condition of any Credit Party;

(f)                                   promptly upon receipt of same, any notice or other information received by any Credit Party indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $2,000,000 in the aggregate; (ii) release or threatened release of any Hazardous Discharge which release would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $2,000,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $2,000,000 in the aggregate; without limiting the foregoing, Borrower shall provide to Banks promptly upon receipt of same copies of all environmental consultants or engineers reports received by any Credit Party which would render the representations and warranties contained in Section 7.16 untrue or inaccurate in any respect;

(g)                                  in the event any notification is provided by any Credit Party to any Bank or Administrative Agent pursuant to Section 8.1(f) or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks, Borrower shall, within ninety (90) days of such request, cause to be furnished to each Bank a report by an environmental consulting firm acceptable to Administrative Agent and Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Required Banks) and detailing the findings, conclusions, and recommendations of such consultant; Borrower shall bear all expenses and costs associated with such review and updates thereof, as well as all remediation or curative action recommended by any such environmental consultant;

(h)                                 prompt notice of any actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Paper, or the consummation of the Closing Transactions or any transaction governed by the Loan Papers, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect;

(i)                                     simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b), but in no event later than sixty (60) days after then end of the applicable Fiscal Year or Fiscal Quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Mineral Interests, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, such information being reported on a property by property basis and otherwise in form and substance acceptable to the Administrative Agent;

(j)                                    prompt notice of any material change in accounting policies or financial reporting practices by any Credit Party;

(k)                                 from time to time such additional information regarding the financial position or business of each Credit Party (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA and a list of all Persons purchasing Hydrocarbons from any Credit Party) as Administrative Agent, at the request of any Bank, may reasonably request;

(l)                                     prompt written notice, and in any event within three (3) Business Days, of (i) the occurrence of any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any property of Borrower or any other Credit Party having a fair market value in excess of $5,000,000 or (ii) the commencement of any action or proceeding that could reasonably be expected to result in a such an event;

(m)                             in the event Borrower or any other Credit Party enters into a letter of intent, term sheet or other document, agreement or understanding evidencing its intent to sell, transfer, assign or otherwise dispose of any Mineral Interests, prompt (and in any event within five (5) Business Days) written notice of such (together with a copy of any such document), the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Bank;

(n)                                 promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of Borrower or any other Credit Party;

(o)                                 prompt written notice (and in any event no less than thirty (30) days prior thereto) of any change (i) in Borrower or any Credit Party’s company name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its properties, (ii) in the location of Borrower or any Credit Party’s chief executive office or principal place of business, (iii) in Borrower or any Credit Party’s identity or company structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in Borrower or any Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Borrower or any Credit Party’s federal taxpayer identification number;

(p)                                 prompt written notice of all created or acquisition of any new Subsidiary of Borrower and to comply, and cause such Subsidiary to comply, with Article V; and

(q)                                 prompt written notice of the amendment, modification or termination of any Hedge Agreement or the termination of any Hedge Transaction.

Any information that Borrower is required to deliver to the Administrative Agent or any, or all, Banks pursuant to the foregoing clauses (a) and (b) of this Section 8.1 shall be deemed delivered if and when such information is filed on EDGAR or the equivalent thereof with the SEC.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Banks and the Letter of Credit Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (i) it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Banks; (ii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (iii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Letter of Credit Issuers and the Banks to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute confidential information subject to Section 14.14, they shall be treated as set forth in Section 14.14); (iv) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (v) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.2                                    Business of Credit Parties.  The primary business of each Credit Party will continue to be the acquisition, exploration, development and operation of Mineral Interests, and/or the production and/or marketing of Hydrocarbons and accompanying elements therefrom.

Section 8.3                                    Maintenance of Existence.  Borrower shall, and shall cause each of the other Credit Parties to, at all times (a) maintain its corporate, partnership or limited liability company existence (as applicable) in its state of organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could reasonably be expected to have a Material Adverse Effect; provided that, the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.4.

Section 8.4                                    Right of Inspection; Books and Records.

(a)                                 Borrower will permit, and will cause each other Credit Party to permit, any officer, employee or agent of Administrative Agent or any Bank to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Credit Party with any of such Credit Party’s officers, accountants and auditors, all upon reasonable advance notice and at such reasonable times and as often as Administrative Agent or any Bank may desire, all at the expense of Borrower; provided that, prior to the occurrence of an Event of Default, neither Administrative Agent nor any Bank will require any Credit Party to incur any unreasonable expense as a result of the exercise by Administrative Agent or any Bank of its rights pursuant to this Section 8.4.

(b)                                 Borrower will, and will cause each other Credit Party to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such other Credit Party, as the case may be.

Section 8.5                                    Maintenance of Insurance.  Borrower will, and will cause each other Credit Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated (including self-insurance where appropriate), including the following:  (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance in respect of all activities in which any Credit Party might incur personal liability for the death or injury of an employee or third person, or damage to or destruction of another’s property; (d) comprehensive automobile liability insurance; and (e) property and casualty insurance with respect to its assets.  All loss payable clauses or provisions in all policies of insurance maintained by the Credit Parties pursuant to this Section 8.5 shall be endorsed in favor of and made payable to Administrative Agent for the ratable benefit of Banks, as their interests may appear.  Administrative Agent shall be named an additional insured with respect to all of the Credit Parties’ liability policies to the extent permitted by Law.  Administrative Agent for the ratable benefit of Banks shall have the right to collect, and Borrower hereby assigns to Administrative Agent for the ratable benefit of Banks, any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any property which stands as security for the Obligations or any part thereof, and Administrative Agent may, at its election (which election shall be made in the reasonable discretion of Administrative Agent with the consent of Required Banks), either apply for the ratable benefit of Banks all or any part of the sums so collected toward payment of the Obligations (or the portion thereof with respect to which such property stands as security), whether or not such Obligations are then due and payable, in such manner as Administrative Agent may elect or release same to Borrower.

Section 8.6                                    Payment of Obligations.  Borrower will, and will cause each other Credit Party to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party and the Credit Parties have notified Administrative Agent of such circumstances, in detail satisfactory to Administrative Agent, (b) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets, and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

Section 8.7                                    Compliance with Laws and Documents.  Borrower will, and will cause each other Credit Party to, comply with all Laws, its articles or certificate of incorporation, certificate of limited partnership, partnership agreement, bylaws, regulations and similar organizational documents and all Material Agreements to which any Credit Party is a party, if a violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

Section 8.8                                    Operation of Properties and Equipment.

(a)                                 Borrower will, and will cause each other Credit Party to, maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such properties so long as such oil and gas leases are capable of producing Hydrocarbons and accompanying elements in paying quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Borrower will, and will cause each other Credit Party to, maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if a Credit Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.

(d)                                 With respect to Mineral Interests of any Credit Party which are operated by operators other than such Credit Party, no Credit Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 8.8 which are performable only by such operators and are beyond the control of such Credit Party, but shall be obligated to seek to enforce such operators’ contractual obligations to maintain, develop and operate the Mineral Interests in accordance with such operating agreements.

Section 8.9                                    Further Assurances.  Borrower will, and will cause each other Credit Party to, execute and deliver or cause to be executed and delivered such other and further instruments or documents and take such further action as in the judgment of Administrative Agent may be required to carry out the provisions and purposes of the Loan Papers, including to create, preserve, protect and perfect the Liens of the Administrative Agent for the ratable benefit of the Banks and other holders of Obligations as required by Article V.

Section 8.10                             Environmental Law Compliance and Indemnity.  Borrower will, and will cause each other Credit Party to, comply with all Applicable Environmental Laws, including (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of Applicable Environmental Law regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.  Borrower will, and will cause each other Credit Party to, promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.  Borrower hereby indemnifies and agrees to defend and hold Banks and their successors and assigns harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any Bank at any time and from time to time, including those asserted or arising subsequent to the payment or other satisfaction of the Loans, by reason of or arising out of the ownership, construction, occupancy, operation, use and maintenance of any of the collateral for the Loans, including matters arising out of the negligence of any Bank; provided that, this indemnity shall not apply with respect to matters caused by or arising out of (i) with respect to each Bank, the gross negligence or willful misconduct of such Bank, as determined by a court of competent jurisdiction in a final, non-appealable judgment (IT BEING THE EXPRESS INTENTION HEREBY THAT BANKS SHALL BE INDEMNIFIED FROM THE CONSEQUENCES OF THEIR NEGLIGENCE); and (ii) the construction, occupancy, operation, use and maintenance of the collateral for the Loans by any owner, lessee or party in possession of the collateral for the Loans subsequent to the ownership of the collateral for the Loans by Borrower; provided further that, this subclause (ii) shall not exclude from the foregoing indemnity and agreement, liability, claims, demands, causes of action, loss, damage, costs and expenses imposed by reason of the ownership of the collateral for the Loans by Banks after purchase by Banks at any foreclosure sale or transfer in lieu thereof from any Credit Party in partial or entire satisfaction of the Loans (unless the same shall be solely attributable to the subsequent use of the collateral by Banks during their ownership thereof).  The foregoing indemnity and agreement applies to the violation of any Applicable Environmental Law prior to the payment or other satisfaction of the Loans and any act, omission, event or circumstance existing or occurring on or about the collateral for the Loans (including the presence on the collateral for the Loans or release from the collateral for the Loans of asbestos or other Hazardous Substances disposed of or otherwise present in or released prior to the payment or other satisfaction of the Loans).  It shall not be a defense to the covenant of Borrower to indemnify that the act, omission, event or circumstance did not constitute a violation of any Applicable Environmental Law at the time of its existence or occurrence.  The provisions of this Section 8.10 shall survive the repayment of the Loans and shall continue thereafter in full force and effect.  In the event of the transfer of the Loans or any portion thereof, Banks or any prior holder of the Loans and any participants shall continue to be benefited by this indemnity and agreement with respect to the period of such holding of the Loans.

Section 8.11                             Title Data.  In addition to the title information required by Section 5.2 and Section 6.1(c), Borrower shall, upon the request of Required Banks, cause to be delivered to Administrative Agent such title opinions or other information regarding title to Mineral Interests owned by Borrower or any other Credit Party as are appropriate to determine the status thereof; provided that, Banks may not require Borrower to furnish title opinions (except pursuant to Section 5.2 and Section 6.1(c)) unless (a) an Event of Default shall have occurred and be continuing, or (b) Required Banks have reason to believe that there is a defect in or encumbrance upon Borrower’s title to such Mineral Interests that is not a Permitted Encumbrance.  If Borrower has failed to provide title information requested under this Section 8.11 within a 90-day period following a request therefor or if Borrower is unable to cure any title defect requested by the Administrative Agent or the Banks to be cured within a 90-day period following such request, such default shall not be a Default, but instead the Administrative Agent and/or the Required Banks shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Banks.  To the extent that the

Administrative Agent or the Required Banks are not satisfied with title to any Mineral Interest after the 90-day period has elapsed, such unacceptable Mineral Interest shall not count towards the requirement to evidence good title to Mineral Interests constituting the Required Reserve Value, and the Administrative Agent may send a notice to Borrower and the Banks that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Banks to cause Borrower to be in compliance with the requirement to provide acceptable title information on Mineral Interests constituting the Required Reserve Value.  This new Borrowing Base shall become effective immediately after receipt of such notice and any resulting Borrowing Base Deficiency shall be cured in accordance with Section 4.4.

Section 8.12                             ERISA Reporting Requirements.  Borrower will promptly furnish and will cause the other Credit Parties and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Credit Party or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action Borrower, Credit Party or ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.13                             Commodity Exchange Act Keepwell Provisions.

(a)                                 Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Guarantor in order for such Benefitting Guarantor to honor its obligations (without giving effect to(b)) under the Facility Guaranty and any other Loan Paper including obligations with respect to Hedge Transactions (provided, however, that Borrower shall only be liable under this Section 8.13(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.13(a), or otherwise under this Agreement or any Loan Paper, as it relates to such Benefitting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Borrower under this Section 8.13(a) shall remain in full force and effect until all Obligations are paid in full to the Banks, Administrative Agent and all other Persons to whom Obligations are owing, and all of the Banks’ Commitments are terminated. Borrower intends that this Section 8.13(a) constitute, and this Section 8.13(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)                                 Notwithstanding any other provisions of this Agreement or any other Loan Paper, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Loan Paper, shall exclude all Excluded Swap Obligations with respect to such Guarantor.

ARTICLE IX
NEGATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

Section 9.1                                    Debt.  Borrower will not, nor will Borrower permit any other Credit Party to, incur, become or remain liable for any Debt other than (a) the Obligations, (b) Debt of any Credit Party to any other Credit Party, (c) Permitted Purchase Money Debt, (d) subject to any adjustment to the Borrowing Base required under Section 2.15, Senior Notes and any guarantees thereof and any Permitted Refinancing Debt, provided that, solely with respect to Senior Notes not constituting Permitted Refinancing Debt, (i) such Senior Notes do not have any scheduled amortization prior to the stated maturity of such Senior Notes, (ii) such Senior Notes do not mature sooner than a date that is at least 180 days following the Termination Date in effect on the date of issuance of such Senior Notes, (iii) such Senior Notes and any guarantees thereof are on market terms for similar instruments of issuers of similar size and credit quality given the then prevailing market conditions, (iv) as determined in good faith by the senior management of Borrower, such Senior Notes and any guarantees thereof are on terms, taken as a whole, no more restrictive or burdensome than this Agreement, provided that (A) the financial maintenance covenants with respect to such Senior Notes are not more restrictive than those in this Agreement and (B) the representations and warranties, covenants (other than financial maintenance covenants) and events of default of such Senior Notes are not, taken as a whole, more restrictive or burdensome than those in this Agreement, and (v) such Senior Notes do not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption in priority to the Obligations, and (e) other Debt in an amount not to exceed at any time $10,000,000 in the aggregate.

Solely for purposes of clause (d) of this Section 9.1, any Permitted Senior Debt for the payment of which the proceeds of other Senior Notes or Permitted Refinancing Debt has been deposited in trust or otherwise set aside shall be deemed no longer “outstanding” so long as such Permitted Senior Debt is repaid within sixty (60) days after the Credit Parties’ receipt of proceeds of such other Senior Notes or Permitted Refinancing Debt.

Section 9.2                                    Restricted Payments.  Borrower will not, nor will Borrower permit any other Credit Party to, declare, pay or make, or incur any liability to declare, pay or make, any Restricted Payment, except that Borrower may declare and pay dividends with respect to its Equity payable solely in additional shares of its Equity (or in de minimis amounts of cash payable in lieu of partial shares of its Equity).

Section 9.3                                    Liens; Negative Pledge.  Borrower will not, nor will Borrower permit any other Credit Party to, create, assume or suffer to exist any Lien on any asset owned by it (other than Permitted Encumbrances).  Borrower will not, nor will Borrower permit any other Credit Party to, enter into or become subject to any agreement that prohibits or otherwise restricts the right of any Credit Party to create, assume or suffer to exist any Lien in favor of Administrative Agent or any Bank on any Credit Party’s assets.

Section 9.4                                    Consolidations and Mergers.  Without the prior written consent of Required Banks, Borrower will not, nor will Borrower permit any other Credit Party to, consolidate or merge with or into any other Person; provided that, so long as no Default or Event of Default exists or will result, Borrower or any wholly owned Subsidiary of Borrower that is a Credit Party may merge or consolidate with any other Credit Party, provided further that, if Borrower is a party to any such merger or consolidation, Borrower must be the surviving entity of such merger or consolidation.

Section 9.5                                    Asset Dispositions.  Borrower will not, nor will Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) the sale in the ordinary course of business of Hydrocarbons produced from any Credit Party’s Mineral Interests, (b) the sale, lease, transfer, abandonment or other disposition of machinery, equipment and other personal property and fixtures which are (i) made in connection with a release, surrender or abandonment of a well, or (ii) (A) obsolete for their intended purpose and disposed of in the ordinary course of business, or (B) replaced by articles of comparable suitability owned by any Credit Party, free and clear of all Liens except Permitted Encumbrances and (c) Asset Dispositions at no less than fair market value (as reasonably determined by Borrower); provided that, (A) no Asset Disposition shall be permitted pursuant to this clause (c) unless all mandatory prepayments required by Section 2.6 in connection with such Asset Disposition are made concurrently with the closing thereof, and (B) Borrower or other applicable Credit Party shall within 30 days following the closing of each Asset Disposition novate, unwind or terminate Oil and Gas Hedge Transactions as needed to comply with Section 9.10.  In no event will Borrower issue, sell, transfer or dispose of, or permit any other Credit Party to issue, sell, transfer or dispose of, any capital stock or other equity interest in any Subsidiary of such Credit Party, nor will Borrower permit any other Credit Party to issue or sell any capital stock in such Credit Party or other equity interest or any option, warrant or other right to acquire such capital stock or equity interest or security convertible into such capital stock or equity interest to any Person other than the Person which is the direct parent of such issuer on the Closing Date.

Section 9.6                                    Use of Proceeds.  The proceeds of Borrowings will not be used for any purpose other than to finance the acquisition, exploration, and development of Mineral Interests, for working capital and general corporate purposes, and to pay fees and expenses incurred in connection with the Closing Transactions.  None of the proceeds of the Loans or any Letter of Credit issued hereunder will be used, directly or indirectly, (a) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (b) in violation of applicable Law or regulation (including the Margin Regulations).  Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the ordinary course of Borrower’s business and to secure obligations of Borrower and its Subsidiaries under Oil and Gas Hedge Transactions; provided that, the aggregate Letter of Credit Exposure of all Banks under all Hedge Transaction Letters of Credit shall not exceed $10,000,000 at any time.  Without limiting the foregoing, with the exception of Hedge Transaction Letters of Credit permitted pursuant to the preceding sentence, no Letters of Credit will be issued hereunder for the purpose of or providing credit enhancement with respect to any Debt or equity security of any Credit Party or to secure any Credit Party’s obligations with respect to Hedge Transactions other than Hedge Transactions with a Bank or an Affiliate of a Bank.

Section 9.7                                    Investments.  Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, make any Investment other than Permitted Investments.

Section 9.8                                    Transactions with Affiliates.  Borrower will not, nor will Borrower permit any other Credit Party to, engage in any material transaction with any of their Affiliates (other than transactions among Credit Parties unless such transaction is generally as favorable to such Credit Party as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.  Notwithstanding the foregoing, the restrictions set forth in this Section 9.8 shall not apply to the payment of reasonable and customary fees to directors of any Credit Party who are not employees of any Credit Party.

Section 9.9                                    ERISA.  Borrower will not, and will not permit any Credit Party to, at any time:

(a)                                 engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which Borrower, any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto.

(c)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.10                             Hedge Transactions.  Borrower will not, nor will Borrower permit any other Credit Party to, enter into or, subject to clause (B) of the proviso in the first sentence of Section 9.5, permit to exist any Oil and Gas Hedge Transactions (other than purchased put options or price floors with respect to Hydrocarbons) (a) with a duration longer than five years from the date the applicable Oil and Gas Hedge Transaction is entered into or (b) whereby the volume of Hydrocarbons with respect to which a settlement payment is calculated would exceed (i) for the first 24 months after the date of execution of such Hedge Transaction (the “First Measurement Period”), 100% and (ii) for the first 36 months immediately following the First Measurement Period, 75%, in each case, (x) of Borrower’s anticipated production (assuming no curtailment or interruption of transportation for such anticipated production) from Proved Mineral Interests and (y) without duplication of the “put” and “call”, notional quantities of any collars.  Borrower will not, nor will Borrower permit any other Credit Party to, enter into any commodity, interest rate, currency or other swap, option, collar or other derivative transaction pursuant to which any Credit Party speculates on the movement of commodity prices, securities prices, interest rates, financial markets, currency markets or other items; provided that, nothing contained in this Section 9.10 shall prohibit any Credit Party from (a) entering into interest rate swaps or other interest rate hedge transactions pursuant to which such Credit Party hedges interest rate risk with respect to the interest reasonably anticipated to be incurred pursuant to this Agreement, (b) entering into Oil and Gas Hedge Transactions otherwise permitted by this Section 9.10, or (c) making Permitted Investments.

Section 9.11                             Operating Leases.  Borrower will not, nor will Borrower permit any other Credit Party to, incur, become, or remain liable under any Operating Lease which would cause the aggregate amount of all Rentals payable by any Credit Party in any Fiscal Year to be greater than $10,000,000.

Section 9.12                             Acquisition.  Without the prior written consent of Required Banks, Borrower will not, nor will Borrower permit any other Credit Party to, acquire, in a single transaction or a series of related transactions, all or substantially all of the assets or capital stock (or other outstanding equity interests) of any Person, or all or substantially all of the assets comprising a division of any Person; provided that, nothing contained in this Section 9.12 shall prohibit Borrower or any other Credit Party from making any acquisition of assets consisting of oil and gas properties or any other acquisition which is permitted by the terms of this Agreement, including any Permitted Investment.

Section 9.13                             Repayment of Senior Notes; Amendment to Terms of Senior Indenture.  Borrower will not, and will not permit any other Credit Party to: (a) except with the proceeds of Permitted Senior Debt, prior to the date that is one-hundred and eighty (180) days after the Termination Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes, or (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Notes Indenture if (i) the effect thereof would be to shorten the maturity of the Senior Notes or shorten the average life or increase the amount of any payment of principal thereof or increase the rate or scheduled recurring fee or add call or pre-payment premiums or shorten any period for payment of interest thereon, (ii) such action requires the payment of a consent fee (howsoever described), (iii) such action increases the interest rate margins applicable to the Senior Notes or alters the calculation of interest thereunder, (iv) such action adds or amends any representations and warranties, covenants or events of default to be more restrictive or burdensome than this Agreement without this Agreement being contemporaneously amended to add similar provisions or (v) adds or changes any redemption, put or prepayment provisions; provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof (provided that any such guarantor also guarantees the Obligations pursuant to the Facility Guaranty and each of Borrower and such guarantor otherwise complies with Section 5.4); and provided further that nothing in this Section 9.13 shall prohibit the Redemption of any of Borrower’s Senior Notes pursuant to a “change of control offer” under any Senior Notes Indenture of Borrower in connection with the Corporate Reorganization.

Section 9.14                             Non-Eligible Contract Participants.  Borrower shall not permit any Credit Party that is not an Eligible Contract Participant to own, at any time, any Mineral Interests or any Equity in any Subsidiaries.

ARTICLE X
FINANCIAL COVENANTS

Section 10.1                             Financial Covenants.  Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

(a)                                 As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2013, Borrower will not permit its ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.00 to 1.00; and

(b)                                 As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2013, Borrower will not permit its ratio of (i) Consolidated EBITDAX (for the four Fiscal Quarters ending on such date) to (ii) the sum of (A) Consolidated Net Interest Expense (for the four Fiscal Quarters ending on such date) plus (B) Letter of Credit Fees (accruing during the four Fiscal Quarters ending on such date) to be less than 2.50 to 1.00.

ARTICLE XI
DEFAULTS

Section 11.1                             Events of Default.  If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:

(a)                                 Borrower shall fail to pay when due any principal of any Note or any reimbursement obligation with respect to any Letters of Credit when due;

(b)                                 Borrower shall fail to pay any accrued interest due and owing on any Note or any fees or any other amount payable hereunder when due and such failure shall continue for a period of five (5) Business Days following the due date;

(c)                                  any Credit Party shall fail to observe or perform any covenant or agreement applicable thereto contained in Section 4.4, Section 8.1(d), Section 8.3(a), Section 8.5, Article IX, or Article X;

(d)                                 any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those covered by Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and such failure continues for a period of 30 days after the earlier of (i) the date any Authorized Officer of any Credit Party acquires knowledge of such failure, or (ii) written notice thereof has been given to any such Credit Party by Administrative Agent at the request of any Bank;

(e)                                  any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in this Agreement or by any Credit Party or any other Person on behalf of any Credit Party in any other Loan Paper or any other certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made, deemed made, or confirmed.

(f)                                   (i) any Credit Party shall fail to make any payment when due on any Debt in a principal amount equal to or greater than $25,000,000, or any event or condition (A) shall occur which results in the acceleration of the maturity of any Debt (other than Debt under or in connection with a Hedge Agreement) of any such Credit Party in a principal amount equal to or greater than $25,000,000 individually or in the aggregate, or (B) shall occur which entitles (or, with the giving of notice or lapse of time or both, would unless cured or waived, entitle) the holder of such Debt to accelerate the maturity thereof; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement if applicable), or such Hedge Agreement is otherwise terminated prior to the scheduled term of the applicable transaction, in each case, resulting from (A) any event of default under such Hedge Agreement as to which any Credit Party is the defaulting party or (B) any Termination Event (as defined in such Hedge Agreement, if applicable) under such Hedge Agreement as to which any Credit Party is an Affected Party (as so defined, if applicable) and, in either event, the net hedging obligation owed by such Credit Party as a result thereof is greater than $25,000,000;

(g)                                  any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or partnership action to authorize any of the foregoing;

(h)                                 an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;

(i)                                     one (1) or more judgments or orders for the payment of money aggregating in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Credit Party and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 60 days, or (ii) is not fully paid and satisfied at least 10 days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

(j)                                    any Credit Party shall incur Environmental Liabilities which, individually or when considered in the aggregate, exceed $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding);

(k)                                 this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the express release thereof by a written instrument executed by Administrative Agent in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien (other than Permitted Encumbrances) upon any of the property purported to be covered thereby;

(l)                                     Borrower shall fail to cure any Borrowing Base Deficiency in accordance with Section 2.6 or Section 4.4;

(m)                             a Change of Control shall occur; or

(n)                                 an Event of Default (as defined in the Senior Notes Indenture) shall occur under the Senior Notes Indenture;

then, and in every such event, Administrative Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including notice of intention to accelerate and acceleration), all of which are hereby waived, (i) if requested by Required Banks, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Required Banks, take such other actions as may be permitted by the Loan Papers including, declaring the Notes, or any of them, (together with accrued interest thereon) to be, and the Notes, or any of them, shall thereupon become, immediately due and payable; provided that (iii) in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), without any notice to Borrower or any other Credit Party or any other act by Administrative Agent or Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable.

ARTICLE XII
AGENTS

Section 12.1                             Appointment and Authorization of Administrative Agent; Secured Hedge Transactions.

(a)                                 Each Bank hereby irrevocably (subject to Section 12.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Paper and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Paper, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Paper, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Paper or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Papers with reference to the Administrative Agent, any syndication agent or documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each Letter of Credit Issuer shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Banks to act for such Letter of Credit Issuer with respect thereto; provided, however, that each Letter of Credit Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XII with respect to any acts taken or omissions suffered by a Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XII included each Letter of Credit Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Letter of Credit Issuer.

Section 12.2                             Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Paper by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

Section 12.3                             Default; Collateral.

(a)                                 Upon the occurrence and continuance of a Default or Event of Default, the Banks agree to promptly confer in order that Required Banks or the Banks, as the case may be, may agree upon a course of action for the enforcement of the rights of the Banks; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from Required Banks or the Banks, as the case may be.  All rights of action under the Loan Papers and all right to the collateral under the Loan Papers, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other Bank, and the recovery of any judgment shall be for the benefit of the Banks (and, with respect to certain Hedge Transactions that are secured under the Loan Papers, Affiliates, if applicable) subject to the expenses of the Administrative Agent.  In actions with respect to any property of Borrower or any other Credit Party, the Administrative Agent is acting for the ratable benefit of each Bank (and, with respect to certain Hedge Transactions that are secured under the Loan Papers, Affiliates, if applicable).  Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligations shall be construed as being for the ratable benefit of each Bank (and, with respect to certain Hedge Transactions that are secured under the Loan Papers, Affiliates, if applicable).

(b)                                 Each Bank authorizes and directs the Administrative Agent to enter into the other Loan Papers on behalf of and for the benefit of such Bank (and, with respect to certain Hedge Transactions that are secured under the Loan Papers, Affiliates, if applicable) (or if previously entered into, hereby ratifies the Administrative Agent’s (or any predecessor administrative agent’s) previously entering into such agreements and other Loan Papers).

(c)                                  Except to the extent unanimity (or other percentage set forth in Section 14.2) is required hereunder, each Bank agrees that any action taken by the Required Banks in accordance with the provisions of the Loan Papers, and the exercise by the Required Banks of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks.

(d)                                 The Administrative Agent is hereby authorized on behalf of the Banks, without the necessity of any notice to or further consent from any Bank, from time to time to take any action with respect to any collateral under the Loan Papers or any Loan Papers which may be necessary to perfect and maintain perfected the Liens upon such collateral granted pursuant to the other Loan Papers.

(e)                                  The Administrative Agent shall not have any obligation whatsoever to any Bank or to any other Person to assure that such collateral exists or is owned by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent (or any predecessor administrative agent) herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 12.3 or in any of the other Loan Papers; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE COLLATERAL UNDER THE LOAN PAPERS, OR ANY ACT, OMISSION, OR EVENT RELATED THERETO, THE ADMINISTRATIVE AGENT MAY (AS BETWEEN THE ADMINISTRATIVE AGENT AND THE BANKS) ACT IN ANY MANNER IT MAY DEEM APPROPRIATE, IN ITS SOLE DISCRETION, GIVEN THE ADMINISTRATIVE AGENT’S OWN INTEREST IN SUCH COLLATERAL AS ONE OF THE BANKS AND THAT THE ADMINISTRATIVE AGENT SHALL HAVE NO DUTY OR LIABILITY WHATSOEVER TO ANY BANK (AND, WITH RESPECT TO CERTAIN HEDGE TRANSACTIONS THAT ARE SECURED UNDER THE LOAN PAPERS, AFFILIATES, IF APPLICABLE), OTHER THAN TO ACT WITHOUT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f)                                   The Banks hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any collateral under the Loan Papers:  (A) constituting property in which neither Borrower nor any other Credit Party owned an interest at the time the Lien was granted or at any time thereafter; (B) constituting property leased to Borrower or any other Credit Party under a lease which has expired or been terminated in a transaction permitted under the Loan Papers or is about to expire and which has not been, and is not intended by Borrower or such Credit Party to be, renewed; or (C) consisting of an instrument or other possessory collateral evidencing Debt or other obligations pledged to the Administrative Agent (for the benefit of the Banks), if the Debt or obligations evidenced thereby has been paid in full or otherwise superseded.  In addition, the

Banks irrevocably authorize the Administrative Agent to release Liens upon collateral under the Loan Papers as contemplated herein, or if approved, authorized, or ratified in writing by the requisite Banks.  Upon request by the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent’s authority to release particular types or items of such collateral pursuant to this Section 12.3.

(g)                                  In furtherance of the authorizations set forth in this Section 12.3, each Bank hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Bank (i) to enter into the other Loan Papers (including, without limitation, any appointments of substitute trustees under any such Loan Papers), (ii) to take action with respect to the other Loan Papers and the collateral thereunder to perfect, maintain, and preserve Banks’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any such collateral to the extent authorized in paragraph (f) hereof.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the matters described in this Section 12.3 relating to collateral.  The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney).  The power of attorney conferred by this Section 12.3(g) to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Banks are obligated to make any Loan or issue any Letter of Credit under the Loan Papers.

Section 12.4                             Liability of Administrative Agent.  NO INDEMNIFIED ENTITY OF THE ADMINISTRATIVE AGENT SHALL (a) BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN PAPER OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by Borrower or any other Credit Party or any officer thereof, contained herein or in any other Loan Paper, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Paper, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Paper, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Papers, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by Borrower of its obligations hereunder or under any other Loan Paper, or for any failure of Borrower or any other Credit Party or any other party to any Credit Party to perform its obligations hereunder or thereunder.  No Indemnified Entity of the Administrative Agent shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Paper, or to inspect the properties, books or records of Borrower or any other Credit Party or any Affiliate thereof.

Section 12.5                             Reliance by Administrative Agent.

(a)                                 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or any other Credit Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Paper unless it shall first receive such advice or concurrence of the requisite Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Paper in accordance with a request or consent of the requisite Required Banks or all the Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and participants.  Where this Agreement expressly permits or prohibits an action unless the requisite Required Banks otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the requisite Banks.

(b)                                 For purposes of determining compliance with the conditions specified in Section 6.1, each Bank that has funded its Commitment Percentage of the initial Loan on the Effective Date (or, if there is no Loan made on such date, each Bank other than Banks who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank (or otherwise made available for such Bank on SyndTrak Online, DXSyndicate™ or any similar website) for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

Section 12.6                             Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Banks of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with this Agreement; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

Section 12.7                             Credit Decision; Disclosure of Information by Administrative Agent.  Each Bank acknowledges that no Indemnified Entity of the Administrative Agent has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any other Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Indemnified Entity of the Administrative Agent to any Bank as to any matter, including whether Indemnified Entities of the Administrative Agent have disclosed material information in their possession.  Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Indemnified Entity of the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and each other Credit Party, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Bank also represents that it will, independently and without reliance upon any Indemnified Entity of the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Papers, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Credit Parties.  In this regard, each Bank acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as counsel to the Administrative Agent.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Papers and the matters contemplated therein. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Indemnified Entity of the Administrative Agent.

Section 12.8                             Indemnification of Agents.  WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BANKS SHALL INDEMNIFY UPON DEMAND EACH INDEMNIFIED ENTITY OF THE ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO), IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, AND HOLD HARMLESS EACH INDEMNIFIED ENTITY OF THE ADMINISTRATIVE AGENT FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (INCLUDING SUCH INDEMNIFIED ENTITY OF THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE); PROVIDED, HOWEVER, THAT NO BANK SHALL BE LIABLE FOR THE PAYMENT TO ANY INDEMNIFIED ENTITY OF THE ADMINISTRATIVE AGENT OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; provided, however, that no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.8.  Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Paper, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section 12.8 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

Section 12.9                             Administrative Agent in its Individual Capacity.  Wells Fargo Bank, N.A. and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Affiliates as though Wells Fargo Bank, N.A. were not the Administrative Agent or a Letter of Credit Issuer hereunder and without notice to or consent of the Banks.  The Banks acknowledge that, pursuant to such activities, Wells Fargo Bank, N.A. or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Wells Fargo Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or a Letter of Credit Issuer, and the terms “Bank” and “Banks” include Wells Fargo Bank, N.A. in its individual capacity.

Section 12.10                      Successor Administrative Agent and Letter of Credit Issuer.  The Administrative Agent or a Letter of Credit Issuer may, subject to the acceptance of the appointment of a successor as provided herein, resign at any time upon 30 days’ notice to the Banks with a copy of such notice to Borrower.  In addition, Borrower may, if no Event of Default exists and is continuing, request the designation by the Banks of a successor administrative agent or letter of credit issuer.  Upon any such request by Borrower or notice by the Administrative Agent or a Letter of Credit Issuer, the Required Banks shall, with the consent of Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld, delayed or conditioned) appoint from among the Banks a successor administrative agent or letter of credit issuer.  If no successor administrative agent or letter of credit issuer has both been appointed by the Required Banks and accepted within 30 days after the retiring Administrative Agent’s or Letter of Credit Issuer’s notice of resignation, the Administrative Agent may appoint a successor administrative agent and/or letter of credit issuer which shall (a) be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital surplus of at least $500,000,000 and (b) unless the successor administrative agent and/or letter of credit issuer is a Bank, be reasonably acceptable to the Borrower.  Upon the acceptance of its appointment as successor administrative agent and/or letter of credit issuer hereunder, (x) such successor administrative agent and/or letter of credit issuer shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Letter of Credit Issuer, (y) the terms “Administrative Agent” and “Letter of Credit Issuer” shall respectively mean such successor administrative agent and letter of credit issuer, and (z) the retiring Administrative Agent’s or Letter of Credit Issuer’s appointment, powers and duties as Administrative Agent or Letter of Credit Issuer shall be terminated. The retiring Letter of Credit Issuer shall remain the Letter of Credit Issuer with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting such Letter of Credit Issuer with respect to Letters of Credit shall inure to the benefit of the resigning Letter of Credit Issuer until the termination of all such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII and Sections 14.3 and 14.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 12.11                      Syndication Agent; Other Agents; Arrangers.  None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 12.12                      Administrative Agent May File Proof of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any other Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Letter of Credit Issuers and the Administrative Agent under Section 14.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and Letter of Credit Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 14.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

Section 12.13                      Secured Hedge Transactions.  To the extent any Affiliate of a Bank is a party to a Hedge Transaction with Borrower or any other Credit Party and thereby becomes a beneficiary of the Liens pursuant to any Loan Paper, such Affiliate of a Bank shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Loan Papers and to be bound by the terms of this Article XII, and the other provisions of this Agreement.

ARTICLE XIII
PROTECTION OF YIELD; CHANGE IN LAWS

Section 13.1                             Basis for Determining Interest Rate Applicable to Eurodollar Tranches Inadequate.  If Banks having at least 50% of the Aggregate Maximum Credit Amounts then in effect (or, if the Commitments shall have been terminated, holding Notes evidencing at least 50% of the aggregate principal amount of the Loans and Letters of Credit then outstanding) (as used in this Section 13.1, the “Majority Banks”) determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (a) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an Adjusted Base Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an Adjusted Base Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Administrative Agent will promptly so notify Borrower and each Bank.  Thereafter, the obligation of the Banks to make or maintain Eurodollar Loans and Adjusted Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate shall be suspended until the Administrative Agent (upon the instruction of the Majority Banks) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Adjusted Base Rate Loans in the amount specified therein.

Section 13.2                             Illegality of Eurodollar Tranches.

(a)                                 If, after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund any portion of the Loans subject to a Eurodollar Tranche and such Bank shall so notify Administrative Agent, Administrative Agent shall forthwith give notice thereof to the other Banks and Borrower.  Until such Bank notifies Borrower and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to maintain or fund any portion of the Loans subject to a Eurodollar Tranche shall be suspended.  Before giving any notice to Administrative Agent pursuant to this Section 13.2, such Bank shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank shall determine that it may not lawfully continue to maintain and fund any portion of the Loans outstanding subject to a Eurodollar Tranche to maturity and shall so specify in such notice, Borrower shall immediately convert the principal amount of the Loans which is subject to a Eurodollar Tranche to an Adjusted Base Rate Tranche of an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks).

(b)                                 No Bank shall be required to make any Loan (or any portion thereof) hereunder if the making of such Loan (or any portion thereof) would be in violation of any Law applicable to such Bank.

Section 13.3                             Increased Cost of Eurodollar Tranche.  If after the Closing Date, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency:

(a)                                 shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to maintaining or funding any portion of the Loans subject to a Eurodollar Tranche, its Note or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on any portion of the Loans which is subject to any Eurodollar Tranche or any other amounts due under this Agreement in respect of any portion of any Loan which is subject to any Eurodollar Tranche or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate (except for changes in the rate of Tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(b)                                 shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Tranche any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of or credit extended by, any Bank’s Lending Office or shall impose on any Bank (or its Lending Office) or the applicable interbank eurodollar market or any other condition affecting Eurodollar Tranches, its Note or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of funding or maintaining any portion of any Loan subject to a Eurodollar Tranche, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within five (5) days after demand by such Bank setting forth the calculation of such sum in reasonable detail (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.  Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section 13.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section 13.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 13.4                             Adjusted Base Rate Tranche Substituted for Affected Eurodollar Tranche.  If (a) the obligation of any Bank to fund or maintain any portion of any Loan subject to a Eurodollar Tranche has been suspended pursuant to Section 13.2, or (b) any Bank has demanded compensation under Section 13.3 and Borrower shall, by at least five Eurodollar Business Days prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 13.4 shall apply to such Bank, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(i)                                     any Tranche which would otherwise be characterized by such Bank as a Eurodollar Tranche shall instead be deemed an Adjusted Base Rate Tranche (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks); and

(ii)                                  after all of its Eurodollar Tranches have been repaid, all payments of principal which would otherwise be applied to repay Eurodollar Tranches shall be applied to repay its Adjusted Base Rate Tranches instead.

Section 13.5                             Capital Adequacy.  If after the Closing Date, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof, by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law), shall:

(a)                                 impose, modify or deem applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, liquidity requirement, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by any Bank (or its Lending Office), or impose on any Bank (or its Lending Office) any other condition, with respect to the maintenance by such Bank of all or any part of its Commitment; or

(b)                                 subject any Bank (or its Lending Office) to, or cause the termination or reduction of a previously granted exemption with respect to, any Tax with respect to the maintenance by such Bank of all or any part of its Commitment (other than Taxes assessed against such Bank’s overall net income); and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of maintaining its Commitment or to reduce the amount of any sums received or receivable by it (or its Lending Office) under this Agreement or any other Loan Paper, or to reduce the rate of return on such Bank’s equity in connection with this Agreement, as the case may be, by an amount which such Bank deems material then, in any such case, within five days of demand by such Bank (or its Lending Office) (with a copy to Administrative Agent), Borrower shall pay to such Bank (or its Lending Office) such additional amount or amounts as will compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return.  Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section 13.5.  A certificate of any Bank claiming compensation under this Section 13.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.  For all purposes under this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed to have gone into effect and to have been adopted after the Closing Date.

(c)                                  Without limiting the foregoing, in the event any event or condition described in this Section 13.5 shall occur or arise which relates to the maintenance by any Bank of that part of its Commitment which is in excess of its Commitment Percentage of the Total Commitment then in effect (such excess portion of such Commitment of any Bank is hereinafter referred to as its “Surplus Commitment”), such Bank shall notify Administrative Agent and Borrower of the occurrence of such event or the existence of such condition and of the amount of a fee (to be computed on a per annum basis with respect to such Bank’s Surplus Commitment) which such Bank determines in good faith will compensate such Bank for such additional cost, reduced benefit, reduced amount received or reduced rate of return.  Within five Business Days following receipt of such notice, Borrower shall notify such Bank whether it accepts or rejects such fee (if Borrower fails to timely respond to such notice it will be deemed to have accepted such fee).  If Borrower rejects such fee, the applicable Commitment of each Bank will be automatically and permanently reduced to such Bank’s Commitment Percentage of the Total Commitment then in effect.  If Borrower accepts such fee, such fee shall accrue from and after the date of such Bank’s notice and shall be payable in arrears (based on the daily average balance of such Bank’s Surplus Commitment) on the last day of each Fiscal Quarter and on the Termination Date.  Such fee shall be in lieu of any amounts to which such Bank would otherwise be entitled in respect of its Surplus Commitment pursuant to the other provisions of this Section 13.5 for the period on and after the date of such notice unless such Bank determines that such fee is not adequate to fully compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return such Bank may thereafter incur in respect of such Bank’s Surplus Commitment.  In that event such Bank shall be entitled to such additional compensation to which such Bank is otherwise entitled pursuant to this Section 13.5.

(d)                                 Failure or delay on the part of any Bank to demand compensation pursuant to this Section 13.5 or Section 13.3 shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate any Bank pursuant to this Section 13.5 or Section 13.3 for any increased costs or reductions incurred more than 365 days prior to the date that such Bank notifies Borrower of the change in Law or other event giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; provided further that, if the change in Law or other event giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect hereof.

Section 13.6                             Taxes.

(a)                                 All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) to or for the account of each Bank shall be paid in full, free of any deductions or withholdings for or on account of any Indemnified Taxes and Documentary Taxes.  If Borrower is prohibited by Law from paying any such amount free of any such deductions and withholdings, then (at the same time and in the same manner that such original amount is otherwise due under the Loan Papers) Borrower shall pay to or for the account of such Bank such additional amount as may be necessary in order that the actual amount received by such Bank after deduction and/or withholding (and after payment of any additional Indemnified Taxes and Documentary Taxes due as a consequence of the payment of such additional amount, and so on) will equal the amount such Bank would have received if such deduction or withholding were not made.  If a payment made to a Bank under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(b)                                 Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Paper, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Paper or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (b).

Section 13.7                             Discretion of Banks as to Manner of Funding.  Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained the Loans (or any portion thereof) subject to a Eurodollar Tranche during the Interest Period for the Loans (or any portion thereof) through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted LIBOR Rate for such Interest Period.

Section 13.8                             Replacement of Banks.  If (a) any Bank requests compensation under Section 13.3, (b) the obligation of any Bank to make Eurodollar Loans or continue Loans as Eurodollar Loans has been suspended pursuant to Section 13.4, (c) Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 13.5, (d) any Bank is a Defaulting Bank or (e) any Bank has voted against an amendment, modification or waiver of any provision of this Agreement proposed by Borrower, which proposed amendment, modification or waiver (i) was approved by Banks representing no less than 90% of the aggregate Commitments (or, following termination or expiration of the Commitments, the Outstanding Revolving Credit) but (ii) required the approval of all Banks and did not get such approval, then Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions in Section 14.8(b)) all its interests, rights and obligations under this Agreement at par (plus all accrued and unpaid interest and fees) to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided, that in the case of any such assignment resulting from a request for compensation under Section 13.3, the suspension of an obligation to make Eurodollar Loans or continue Loans as Eurodollar Loans under Section 13.4, or the requirement that Borrower pay any additional amount under Section 13.5, such assignment will result in a reduction of such compensation, a resumption of such obligation in whole or in part, or the reduction of such payments, as applicable.

ARTICLE XIV
MISCELLANEOUS

Section 14.1                             Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereof;

(ii)                                  the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 1; and

(iii)                               if to the Letter of Credit Issuer or any Bank, to the address, telecopier number, electronic mail address or telephone number specified on the most recently delivered Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Banks and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Letter of Credit Issuer pursuant to Article II if such Bank or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Bank, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that, in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Bank, the Letter of Credit Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of Borrower, each other Credit Party, the Administrative Agent, and the Letter of Credit Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, the Administrative Agent, and the Letter of Credit Issuer.  In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.  Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, Letter of Credit Issuer and Banks.  The Administrative Agent, the Letter of Credit Issuer and the Banks shall be entitled to rely and act upon any notices (including telephonic Requests for Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify the Administrative Agent, the Letter of Credit Issuer, each Bank and the Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 14.2                             Waivers and Amendments; Acknowledgments.

(a)                                 No failure or delay (whether by course of conduct or otherwise) by any Bank or Administrative Agent in exercising any right, power or remedy which they may have under any of the Loan Papers shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Bank or Administrative Agent of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Paper and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Required Banks and/or Administrative Agent in accordance with Section 14.2(c), and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances.  This Agreement and the other Loan Papers set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Loan Papers shall be valid or effective unless the same is in compliance with Section 14.2(c).

(b)                                 Borrower acknowledges and agrees, and acknowledges its Affiliates understanding, that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Papers to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Papers to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Banks or Agents whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Paper delivered on or after the Closing Date, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Bank or any Agent as to the Loan Papers except as expressly set out in this Agreement or in another Loan Paper delivered on or after the Closing Date, (iv) neither any Bank nor any Agent owes any fiduciary duty to Borrower or any other Credit Party with respect to any Loan Paper or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Papers between Borrower, on one hand, and Banks and Agents, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Papers between Borrower and any Bank or any Agent, (vii) should an Event of Default or Default occur or exist each Bank and each Agent will determine in its sole and absolute discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Bank or any Agent or any representative thereof, and no such representation or covenant has been made, that any Bank or any Agent will, at the time of an Event of Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Papers with respect to any such Event of Default or Default or any other provision of the Loan Papers, and (ix) each Bank has relied upon the truthfulness of the acknowledgments in this Section 14.2(b) in deciding to execute and deliver this Agreement and to make the Loans.

(c)                                  The Aggregate Elected Commitment Amount, a Bank’s Elected Commitment Amount, a Bank’s Maximum Credit Amount, the Commitment Percentage of each Bank, and Schedule 1 to this Agreement may be amended as set forth in Section 2.16 and Schedule 1 to this Agreement may be amended as set forth in Section 14.8(b).  Any other provision of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Borrower and Required Banks (and, if the rights or duties of Administrative Agent are affected thereby, by Administrative Agent); provided that, (i) no such amendment or waiver shall (A) increase the Commitment, Maximum Credit Amount and Elected Commitment of any Bank, (B) subject any Bank to any additional obligation, or (C) amend or waive any of the provisions of Article IV or the definitions contained in Section 1.1 applicable thereto without the written consent of such Bank and (ii) no such amendment or waiver shall unless signed by all Banks (or, in the case of clauses (C) and (D), each Bank affected thereby):  (A) increase the Borrowing Base, (B) amend or waive any of the provisions of Article IV or the definitions contained in Section 1.1 applicable thereto, (C) forgive any of the principal of or reduce the rate of interest on the Loans or any fees hereunder, (D) postpone the Termination Date or any date fixed for any payment of principal of or interest on the Loan or any fees hereunder, (E) change the percentages of the Aggregate Maximum Credit Amount or the number of Banks which shall be required for the Banks or any of them to take any action under this Section 14.2(c) or any other provision of this Agreement, (F) permit Borrower to assign any of its rights hereunder, (G) provide for the release or substitution of collateral for the Obligations or any part thereof other than releases required pursuant to sales of collateral which are expressly permitted by Section 9.5, (H) provide for the release of any Credit Party from its Facility Guaranty, except in connection with a transaction expressly permitted under Section 9.4, or (I) amend any provisions governing the pro rata sharing of payments among Banks in a manner to permit non-pro rata sharing of payments among Banks.  Borrower, Administrative Agent and each Bank further acknowledge that any decision by Administrative Agent or any Bank to enter into any amendment, waiver or consent pursuant hereto shall be made by such Bank or Administrative Agent in its sole discretion, and in making any such decision Administrative Agent and each such Bank shall be permitted to give due consideration to any credit or other relationship Administrative Agent or any such Bank may have with Borrower, any other Credit Party or any Affiliate of any Credit Party.

Section 14.3                             Expenses; Documentary Taxes; Indemnification.

(a)                                 Borrower shall pay (i) all out-of-pocket expenses of Administrative Agent, including reasonable fees and disbursements of special counsel for Administrative Agent, in connection with the preparation of this Agreement and the other Loan Papers and, if appropriate, the recordation of the Loan Papers, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by Administrative Agent and each Bank, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Administrative Agent and each Bank in connection therewith.  Without duplication of Section 13.6, Borrower shall indemnify each Bank against any Documentary Taxes.

(b)                                 Borrower agrees to indemnify each Indemnified Entity (as defined below), upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnified Entity growing out of, resulting from or in any other way associated with any of the collateral for the Loans, the Loan Papers, or the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any applicable environmental Laws by any Credit Party or any liabilities or duties of any Credit Party or of any Indemnified Entity with respect to Hazardous Substances found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR ARE IN ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED ENTITY,

provided only that, no Indemnified Entity shall be entitled under this Section 14.3(b) to receive indemnification for that portion, if any, of any liabilities and costs which is caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or by its own individual actions with respect to the collateral for the Loans in its possession.  As used herein, the term “Indemnified Entity” refers to each Bank, Administrative Agent, Letter of Credit Issuer, and each director, officer, agent, trustee, manager, attorney, employee, representative, partner and Affiliate of any such Person.

(c)                                  The agreements in this Section 14.3 shall survive the resignation of the Administrative Agent, the Letter of Credit Issuer, the replacement of any Bank, the termination of the Total Commitment, the repayment, satisfaction or discharge of all the other Obligations, and the termination of the Loan Papers.

Section 14.4                             Right and Sharing of Set-Offs.

(a)                                 Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Credit Party against any and all of the obligations now or hereafter existing under this Agreement and any Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Bank agrees promptly to notify such Credit Party after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Bank under this Section 14.4(a) are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.

(b)                                 Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment after the occurrence and during the continuance of an Event of Default of a proportion of the aggregate amount of principal and interest due with respect to the Loans which is greater than the proportion received by any other Bank in respect of the Loans, the Bank receiving such proportionately greater payment shall purchase such participations in the interests in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by Banks shall be shared by Banks ratably in accordance with their respective Commitment Percentages; provided that nothing in this Section 14.4(b) shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Credit Party other than its indebtedness under the Loans.  Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that Participants may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

Section 14.5                             Survival.  All of the various representations, warranties, covenants, indemnities and agreements in the Loan Papers shall survive the execution and delivery of this Agreement and the other Loan Papers and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Papers, and shall further survive until all of the Obligations are paid in full to Banks and Administrative Agent and all of Banks’ obligations to Borrower are terminated; provided that, to the extent expressly provided in any indemnification clause contained herein or in any other Loan Paper, such indemnification obligation shall survive payment in full of the Obligations and termination of the obligations of Banks to Borrower hereunder.  All statements and agreements contained in any certificate or other instrument delivered by Borrower to any Bank or Administrative Agent under any Loan Paper shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement.  The representations, warranties and covenants made by any Credit Party (as applicable) in the Loan Papers, and the rights, powers and privileges granted to Banks and Administrative Agent in the Loan Papers, are cumulative, and, except for expressly specified waivers and consents, no Loan Paper shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Banks and Administrative Agent of any such representation, warranty, covenant, right, power or privilege.  In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Paper, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Papers.

Section 14.6                             Limitation on Interest.  Each Bank, each Agent, Borrower, each other Credit Party and any other parties to the Loan Papers intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Papers shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the Maximum Lawful Rate.  None of Borrower, any other Credit Party, nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Maximum Lawful Rate and the provisions of this Section 14.6 shall control over all other provisions of the Loan Papers which may be in conflict or apparent conflict herewith.  Each Bank and Administrative Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Lawful Rate, or (c) any Bank or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of the Maximum Lawful Rate, then all such sums determined to constitute interest in excess of the Maximum Lawful Rate shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at any Bank’s or such holder’s option, promptly returned to Borrower or the other payor thereof upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Lawful Rate, Administrative Agent, Banks, Borrower and the other Credit Parties (and any other payors or payees thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instrument evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the Maximum Lawful Rate in order to lawfully charge the Maximum Lawful Rate.

Section 14.7                             Invalid Provisions.  If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 14.8                             Successors and Assigns.

(a)                                 Each Loan Paper binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns.  Neither Borrower nor any other Credit Party may assign or transfer any rights or obligations under any Loan Paper without first obtaining all Banks’ consent, and any purported assignment or transfer without all Banks’ consent is void.  No Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (b) or (b) below.

(b)                                 Any Bank may (subject to the provisions of this section, in accordance with applicable Law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligations.  The selling Bank remains a “Bank” under the Loan Papers, the Participant does not become a “Bank” under the Loan Papers, and the selling Bank’s obligations under the Loan Papers remain unchanged.  The selling Bank remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loans for all purposes under the Loan Papers.  Borrower and Administrative Agent shall continue to deal solely and directly with the selling Bank in connection with that Bank’s rights and obligations under the Loan Papers, and each Bank must retain the sole right and responsibility to enforce due obligations of Borrower and/or any other Credit Party.  Participants have no rights under the Loan Papers except certain voting rights as provided below.  Subject to the following, each Bank may obtain (on behalf of its Participants) the benefits of Article XIII with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Bank under Article XIII calculated as though no participations have been made.  No Bank may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Paper except to the extent such amendment, modification or waiver would (i) extend the Termination Date, (ii) reduce the interest rate or fees applicable to the Commitments or any portion of the Loans in which such Participant is participating, or postpone the payment of any thereof, or (iii) release all or substantially all of the collateral or guarantees securing any portion of the Aggregate Maximum Credit Amount or the Loans in which such Participant is participating.  In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 14.14.

(c)                                  Each Bank may make assignments to the Federal Reserve Bank or any central bank having jurisdiction over such Bank.  Each Bank may also assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Papers so long as (i) the Administrative Agent consents in writing thereto (such consent not to be unreasonably withheld), provided that no such consent shall be required for an assignment to a Bank, (ii) Borrower consents in writing thereto (such consent not to be unreasonably withheld), provided that no such consent shall be required for an assignment to a Bank, an Affiliate of a Bank, or, if an Event of Default exists, any other assignee, (iii) the assignor Bank and Assignee execute and deliver to Administrative Agent an assignment and assumption agreement in substantially the form of Exhibit G (an “Assignment and Assumption Agreement”) and pay to Administrative Agent a processing fee of $3,500, (iv) the Assignee acquires an identical percentage interest in the Maximum Credit Amount and Elected Commitment of the assignor Bank and an identical percentage of the interests in the outstanding Loans held by such assignor Bank, and (v) the conditions (including minimum amounts of the Aggregate Maximum Credit Amount that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Assumption Agreement are satisfied.  The “Effective Date” in each Assignment and Assumption Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five Business Days after it is executed and delivered by the assignor Bank and Assignee to Administrative Agent and Borrower for acceptance.  Once that Assignment and Assumption Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated in it (A) Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Assumption Agreement, has the rights and obligations of a Bank under the Loan Papers, (B) the assignor Bank, to the extent provided in that Assignment and Assumption Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Assumption Agreement covering all of the remaining portion of the assignor Bank’s rights and obligations under the Loan Papers, that Bank ceases to be a party to the Loan Papers, (C) Borrower shall execute and deliver to the assignor Bank and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (D) upon delivery of the Notes under clause (C) preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this Agreement, and (E) Schedule 1 hereto is automatically deemed to be amended to reflect the name, Maximum Credit Amount and Elected Commitment of Assignee and the remaining Maximum Credit Amount or Elected Commitment (if any) of the assignor Bank, and Administrative Agent shall prepare and circulate to Borrower and Banks an amended Schedule 1, reflecting those changes.

(d)                                 The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption

Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and payments made in respect of Letter of Credit disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Letter of Credit Issuer and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, each Letter of Credit Issuer and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

Section 14.9                             Applicable Law and Jurisdiction.  THIS AGREEMENT (INCLUDING THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Any legal action or proceeding against Borrower with respect to this Agreement or any Loan Paper may be brought in the courts of the State of New York, the U.S. Federal Courts in such state, sitting in the County of New York, and Borrower hereby irrevocably accepts the exclusive jurisdiction of such courts for the purpose of any action or proceeding.  Borrower irrevocably consents to the service of process out of said courts by the mailing thereof by Administrative Agent by U.S. registered or certified mail postage prepaid to Borrower at its address designated on the signature pages hereto.  Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Nothing in this Section 14.9 shall affect the rights of any Bank or Administrative Agent to serve legal process in any other manner permitted by Law or affect the right of any Bank or Administrative Agent to bring any action or proceeding against Borrower or its properties in the courts of any other jurisdiction.  To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers.  Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Paper brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.10                      Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Administrative Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.

Section 14.11                      No Third Party Beneficiaries.  It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than Participants and Assignees permitted pursuant to Section 14.8 and Affiliates of any Bank which hold any part of the Obligations.

Section 14.12                      COMPLETE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, ADMINISTRATIVE AGENT AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, ADMINISTRATIVE AGENT AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG BANKS, ADMINISTRATIVE AGENT AND BORROWER.

Section 14.13                      WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  BORROWER, ADMINISTRATIVE AGENT, AND EACH BANK HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN PAPERS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW; (c) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN PAPERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 14.14                      Confidential Information.  Administrative Agent and each Bank agree that all documentation and other information made available by any Credit Party to any Agent or any Bank under the terms of this Agreement shall (except to the extent such documentation or other information is publicly available or hereafter becomes publicly available other than by action of Administrative Agent or such Bank, or was therefore known or hereinafter becomes known to Administrative Agent or such Bank independent of any disclosure thereto by any Credit Party) be held in the strictest confidence by Administrative Agent or such Bank and used solely in the administration and enforcement of the Loans from time to time outstanding from such Bank to Borrower and in the prosecution or defense of legal proceedings arising in connection herewith; provided that (a) Administrative Agent or such Bank may disclose documentation and information to Administrative Agent and/or any Bank which is a party to this Agreement or any Affiliates thereof, and (b) Administrative Agent or such Bank may disclose such documentation or other information to (x) any other bank or other Person to which such Bank sells or proposes to make an assignment or sell a participation in the Loans hereunder and (y) any actual or prospective party to any swap, derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, if, in each case, such other bank or Person, prior to such disclosure, agrees in writing to be bound by the terms of the confidentiality statement customarily employed by Administrative Agent in connection with such potential transfers or such other confidentiality agreement not less restrictive than this Section 14.14.  Notwithstanding the foregoing, nothing contained herein shall be construed to prevent Administrative Agent or a Bank from (i) making disclosure of any information (A) if required to do so by applicable Law or regulation or accepted banking practices, (B) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of such Bank’s business or that of such Bank’s corporate parent or Affiliates in connection with the exercise of such authority or claimed authority, (C) pursuant to any subpoena or if otherwise compelled in connection with any litigation or administrative proceeding, (D) to correct any false or misleading information which may become public concerning such Person’s relationship to any Credit Party, or (E) to the extent Administrative Agent or such Bank or its counsel deems necessary or appropriate to effect or preserve its security for the Obligations or any portion thereof or to enforce any remedy provided in this Agreement, or any other Loan Paper, or otherwise available by law; or (ii) making, on a confidential basis, such disclosures (1) as such Bank reasonably deems necessary or appropriate to its legal counsel, agents, advisors or accountants (including outside auditors) and (2) to (x) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facility provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided hereunder.  If Administrative Agent or such Bank is compelled to disclose such confidential information in a proceeding requesting such disclosure, Administrative Agent or such Bank shall seek to obtain assurance that such confidential treatment will be accorded such information; provided that, neither Administrative Agent nor any Bank shall have any liability for the failure to obtain such treatment.

Section 14.15                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Paper), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Papers; (b)(i) each of the Administrative Agent, each Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent nor any Arranger or any Bank has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Papers; and (c) the Administrative Agent, the Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger or any Bank has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 14.16                      USA Patriot Act Notice.  Each Bank that is subject to the Act (as hereinafter defined) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Bank or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act.

Section 14.17                      Corporate Reorganization.  Each Bank that is a “bank” under and as defined in the Existing Credit Agreement (each an “Existing Credit Agreement Bank”) hereby consents in its capacity as an Existing Credit Agreement Bank to the Corporate Reorganization notwithstanding any provision of the Existing Credit Agreement or any other “Loan Paper” (as defined therein) that otherwise may prohibit the Corporate Reorganization.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers effective as of the day and year first above written.

BORROWER:

LAREDO PETROLEUM, INC., a Delaware corporation (formerly known as Laredo Petroleum Holdings, Inc.)

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive V.P. & Chief Financial Officer

Address for Notice:

Laredo Petroleum, Inc.
15 W. 6th Street, Suite 1800
Tulsa, OK 74119
Attn: Randy A. Foutch
Telephone:	918-513-4570
Telecopy:	918-513-4571
Email: randy@laredopetro.com

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —
LAREDO PETROLEUM, INC.]

ADMINISTRATIVE AGENT AND BANK:

WELLS FARGO BANK, N.A., as
Administrative Agent, a Bank and Letter of Credit Issuer

By:	/s/ Bancroft Mattei
Name:	Bancroft Mattei
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

BANKS:

BANK OF AMERICA, N.A., as a Bank and Letter of Credit Issuer

By:	/s/ Bryan Heller
Name:	Bryan Heller
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Mark E. Olson
Name:	Mark E. Olson
Title:	Authorized Officer

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

SOCIETE GENERALE, as a Bank

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

UNION BANK, N.A., as a Bank

By:	/s/ Lara Sorokolit
Name:	Lara Sorokolit
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

BMO HARRIS FINANCING, INC., as a Bank

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

BARCLAYS BANK PLC, as a Bank

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

CITIBANK, N.A., as a Bank

By:	/s/ Ryan Watson
Name:	Ryan Watson
Title:	Senior Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Terry Donovan
Name:	Terry Donovan
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Matthew L. Molero
Name:	Matthew L. Molero
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

COMPASS BANK, as a Bank

By:	/s/ Ann Van Wagener
Name:	Ann Van Wagener
Title:	Senior Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

BOKF, NA dba BANK OF OKLAHOMA, as a Bank and Letter of Credit Issuer

By:	/s/ Pam Perrin Schloeder
Name:	Pam Perrin Schloeder
Title:	Senior Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

BRANCH BANKING AND TRUST COMPANY, as a Bank

By:	/s/ Parul June
Name:	Parul June
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

COMERICA BANK, as a Bank

By:	/s/ John S. Lesikar
Name:	John S. Lesikar
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Michelle Latzoni
Name:	Michelle Latzoni
Title:	Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Bank

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Authorized Signatory

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

ING CAPITAL LLC, as a Bank

By:	/s/ Charles Hall
Name:	Charles Hall
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

SUNTRUST BANK, as a Bank

By:	/s/ Carmen Malizia
Name:	Carmen Malizia
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]

SCOTIABANC INC., as a Bank

By:	/s/ J. F. Todd
Name:	J. F. Todd
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT —

LAREDO PETROLEUM, INC.]